                                                                    Exhibit 10.B


                                                                       EXECUTION


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                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG

                             NATIONAL MENTOR, INC.,

                         MAGELLAN PUBLIC NETWORK, INC.,

                         MAGELLAN HEALTH SERVICES, INC.

                                       AND

                         NATIONAL MENTOR HOLDINGS, INC.


                          DATED AS OF JANUARY 18, 2001



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



                                TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                               ----
ARTICLE I -- DEFINITIONS..........................................................................................1
                  Section 1.1       DEFINITIONS...................................................................1
                  Section 1.2       CROSS REFERENCE...............................................................8

ARTICLE II -- THE CLOSING TRANSACTIONS...........................................................................10
                  Section 2.1       PRE-CLOSING ESTIMATES OF CERTAIN AMOUNTS.  ..................................10
                  Section 2.2       STOCK PURCHASE...............................................................10
                  Section 2.3       CLOSING TRANSACTIONS.........................................................10
                  Section 2.4       POST-CLOSING ADJUSTMENTS.....................................................11

ARTICLE III -- CONDITIONS TO CLOSING.............................................................................13
                  Section 3.1       CONDITIONS TO THE PURCHASER'S OBLIGATIONS....................................13
                  Section 3.2       CONDITIONS TO THE PARENT'S AND THE SELLER'S OBLIGATIONS......................16

ARTICLE IV -- COVENANTS BEFORE CLOSING...........................................................................18
                  Section 4.1       AFFIRMATIVE COVENANTS OF THE SELLER..........................................18
                  Section 4.2       NEGATIVE COVENANTS OF THE SELLER.............................................19
                  Section 4.3       EXCLUSIVITY..................................................................20
                  Section 4.4       COVENANTS OF PURCHASER.......................................................20
                  Section 4.5       INTERCOMPANY ACCOUNTS........................................................21
                  Section 4.6       FINANCIAL INFORMATION........................................................21
                  Section 4.7       ANTITRUST FILINGS............................................................21

ARTICLE V -- REPRESENTATIONS AND WARRANTIES OF THE SELLER ENTITIES...............................................22
                  Section 5.1       ORGANIZATION AND CORPORATE POWER.............................................22
                  Section 5.2       AUTHORIZATION OF TRANSACTIONS................................................23
                  Section 5.3       ABSENCE OF CONFLICTS.........................................................23
                  Section 5.4       CAPITALIZATION...............................................................23
                  Section 5.5       FINANCIAL STATEMENTS AND RELATED MATTERS.....................................24
                  Section 5.6       ABSENCE OF UNDISCLOSED LIABILITIES...........................................24
                  Section 5.7       ABSENCE OF CERTAIN DEVELOPMENTS..............................................25
                  Section 5.8       REAL PROPERTY................................................................26
                  Section 5.9       ASSETS.......................................................................27
                  Section 5.10      TAXES........................................................................27
                  Section 5.11      CONTRACTS AND COMMITMENTS....................................................29
                  Section 5.12      PROPRIETARY RIGHTS...........................................................31
                  Section 5.13      LITIGATION; PROCEEDINGS......................................................32
                  Section 5.14      BROKERAGE....................................................................32
                  Section 5.15      GOVERNMENTAL LICENSES AND PERMITS............................................32
                  Section 5.16      EMPLOYEES....................................................................33

                  Section 5.17      EMPLOYEE BENEFIT PLANS.......................................................33
                  Section 5.18      INSURANCE....................................................................34
                  Section 5.19      OFFICERS AND DIRECTORS; BANK ACCOUNTS........................................35
                  Section 5.20      AFFILIATE TRANSACTIONS.......................................................35
                  Section 5.21      COMPLIANCE WITH LAWS.........................................................35
                  Section 5.22      HEALTH CARE MATTERS..........................................................35
                  Section 5.23      ENVIRONMENTAL MATTERS........................................................36
                  Section 5.24      EARNOUT OBLIGATIONS..........................................................38
                  Section 5.25      ABSENCE OF CERTAIN BUSINESS PRACTICES........................................38
                  Section 5.26      CLIENT INCIDENTS.............................................................38
                  Section 5.27      DISCLOSURE...................................................................38
                  Section 5.28      SCHEDULE UPDATES.............................................................38

ARTICLE VI --  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER...................................................39
                  Section 6.1       ORGANIZATION.................................................................39
                  Section 6.2       AUTHORIZATION OF TRANSACTIONS................................................39
                  Section 6.3       ABSENCE OF CONFLICTS.........................................................39
                  Section 6.4       LITIGATION...................................................................39
                  Section 6.5       FINANCING....................................................................40
                  Section 6.6       BROKERAGE....................................................................40
                  Section 6.7       SCHEDULE UPDATES.............................................................40

ARTICLE VII -- TERMINATION.......................................................................................40
                  Section 7.1       TERMINATION..................................................................40
                  Section 7.2       EFFECT OF TERMINATION........................................................41

ARTICLE VIII -- INDEMNIFICATION AND RELATED MATTERS..............................................................41
                  Section 8.1       SURVIVAL.....................................................................41
                  Section 8.2       INDEMNIFICATION..............................................................42

ARTICLE IX -- ADDITIONAL AGREEMENTS..............................................................................48
                  Section 9.1       PRESS RELEASES AND ANNOUNCEMENTS.............................................48
                  Section 9.2       FURTHER TRANSFERS............................................................49
                  Section 9.3       SPECIFIC PERFORMANCE.........................................................49
                  Section 9.4       EXPENSES.....................................................................49
                  Section 9.5       NONCOMPETITION, NONSOLICITATION, AND CONFIDENTIALITY.........................49
                  Section 9.6       TAX MATTERS..................................................................51
                  Section 9.7       LEGEND FOR THE RESTRICTED SECURITIES.........................................55
                  Section 9.8       COMPANY EMPLOYEES............................................................56
                  Section 9.9       SELLER NOTE MATTERS..........................................................56
                  Section 9.10      USE OF MAGELLAN NAME.........................................................57
                  Section 9.11      INSURANCE MATTERS............................................................57

ARTICLE X -- MISCELLANEOUS.......................................................................................58


                  Section 10.1      AMENDMENT AND WAIVER.........................................................58
                  Section 10.2      NOTICES......................................................................58
                  Section 10.3      BINDING AGREEMENT; ASSIGNMENT................................................59
                  Section 10.4      SEVERABILITY.................................................................59
                  Section 10.5      NO STRICT CONSTRUCTION.......................................................60
                  Section 10.6      CAPTIONS.....................................................................60
                  Section 10.7      ENTIRE AGREEMENT.............................................................60
                  Section 10.8      COUNTERPARTS.................................................................60
                  Section 10.9      GOVERNING LAW................................................................60
                  Section 10.10     JURISDICTION AND CONSENT TO SERVICE..........................................60
                  Section 10.11     PARTIES IN INTEREST..........................................................60



                                INDEX OF EXHIBITS

Exhibit A         -        Form of Seller Note A
Exhibit B         -        Form of Opinion of Dow, Lohnes & Albertson, PLLC
Exhibit C         -        Modification Schedule
Exhibit D         -        Debt and Equity Commitment Letters
Exhibit E         -        Form of Opinion of Kirkland & Ellis
Exhibit F         -        Form of Assignment and Consent for Oracle License
Exhibit G         -        Schedule of Specified Items of Indebtedness
Exhibit H         -        Net Working Capital Amount Schedule
Exhibit I         -        Form of Seller Note B

                               INDEX OF SCHEDULES

Affiliated Transactions Schedule
Allocation Schedule
Assets Schedule
Benefit Plans Schedule
Brokerage Schedule
Conflicts Schedule
Contracts Schedule
Developments Schedule
Earnout Schedule
Employees Schedule
Environmental Schedule
Financial Statements Schedule
Health Care Matters Schedule
Insurance Schedule
Key Employee Schedule
License Schedule
Litigation Schedule
Officers, Directors, and Bank Accounts Schedule
Organization Schedule

Proprietary Rights Schedule
Real Property Schedule
Required Consents Schedule
Taxes Schedule

                            STOCK PURCHASE AGREEMENT

                  THIS STOCK PURCHASE AGREEMENT, dated as of January 18, 2001, is made by and among National Mentor, Inc., a Delaware corporation (the "COMPANY"), Magellan Public Network, Inc., a Delaware corporation (the "SELLER"), Magellan Health Services, Inc., a Delaware corporation and the ultimate parent of the Seller (the "PARENT," and together with the Seller, the "SELLER ENTITIES"), and National Mentor Holdings, Inc., a Delaware corporation (the "PURCHASER"). The Company, the Seller, the Parent and the Purchaser are referred to herein collectively as the "PARTIES" and individually as a "PARTY." Certain capitalized terms used herein are defined in Article I below.

                  WHEREAS, the authorized Capital Stock of the Company consists of 100 shares of common stock, $1.00 par value per share (the "COMMON STOCK");

                  WHEREAS, the Seller owns beneficially and of record 100% of the issued and outstanding Common Stock; and

                  WHEREAS, the Purchaser desires to acquire from the Seller, and Seller desires to sell to the Purchaser, all of the Common Stock owned by the Seller (the "ACQUIRED STOCK").

                  NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, and covenants which are to be made and performed by the respective Parties, the Parties hereby agree as follows:

                            ARTICLE 1 -- DEFINITIONS

         SECTION 1.1 DEFINITIONS. When used in this Agreement, the following terms have the meanings set forth below:

                  "ACQUIRED COMPANIES" means the Company and each of its Subsidiaries, including, without limitation, each of the entities set forth on the ORGANIZATION SCHEDULE.

                  "AFFILIATE" of any particular Person means any other Person controlling, controlled by, or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract, or otherwise.

                  "AFFILIATED GROUP" means any affiliated group as defined in Code Section 1504 that has filed a consolidated return for federal income tax purposes (or any similar group under state, local, or foreign law).

                  "AGREEMENT" means this Stock Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

                  "APPLICABLE LAW" means any applicable decree, injunction, judgment, law, order, ordinance, regulation, rule, statute, or writ of any federal, state, local, or foreign governmental entity (or any agency, department, or political subdivision of any governmental entity).

                  "BOTTOM COLLAR AMOUNT" means $22.0 million.

                  "CAPITAL STOCK" means (i) in the case of a corporation, any and all shares of capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited), (iv) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and
(v) in any case, any right to acquire any of the foregoing.

                  "CASH" means all cash, cash equivalents, and marketable securities.

                  "CASH AMOUNT" means the book value of the Company's Cash as of the close of business on the day before the Closing Date, determined on a consolidated basis in accordance with GAAP.

                  "CODE" means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

                  "CONTRACTED NONPROFIT" means Alliance Human Services, Inc., a Massachusetts charitable corporation, Mentor, Inc., a Massachusetts corporation, and each other nonprofit or tax exempt Person (other than any state, county or local governmental organizations) with which any Acquired Company has entered into a service agreement or subcontract agreement or other similar agreement.

                  "EARNOUT OBLIGATIONS" means the payment obligations of the Acquired Companies to former owners of businesses which were acquired by the Acquired Companies prior to the Closing which are in the nature of deferred purchase prices for such businesses.

                  "ENVIRONMENTAL AND SAFETY REQUIREMENTS" means all federal, state and local statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety and pollution or protection of the environment relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls (or PCBs), noise or radiation.

                  "GAAP" means generally accepted accounting principles of the United States, consistently applied.

                  "GUARANTY OBLIGATION" shall mean, as to any Person (the "GUARANTEEING PERSON"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any indebtedness, leases, dividends or other obligations (the "PRIMARY OBLIGATIONS") of any other third Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; PROVIDED, HOWEVER, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection or standard contractual indemnities in the ordinary course of business.

                  "INCIDENTS" means each of the matters, incidents and occurrences occurring on or prior to the Closing Date that are related to the Acquired Companies (including, without limitation, to a client of or mentor retained by the Acquired Companies or a Contracted Nonprofit) that (i) have been or should have been reported to companies providing insurance to or for the benefit of the Acquired Companies, (ii) have been or should have been reported under the risk management policies of the Acquired Companies to a risk manager (or person or committee acting as such) of the Acquired Companies or (iii) have been recorded in the Acquired Companies' "incident database" (such database includes over 13,000 entries as of December 31, 2000 and has incidents assigned a risk rating of 1, 2, 3 or 4 therein) (the "RISK DATABASE") other than, in the case of this clause (iii), any item which by its nature should not have been recorded in the Risk Database in accordance with the Acquired Companies' guidelines and policies governing the matters to be recorded in the Risk Database.

                  "INDEBTEDNESS" means, without duplication, all liabilities and obligations of the Acquired Companies (other than (i) items included in the Net Working Capital Amount, (ii) items excluded from the Net Working Capital Amount pursuant to "EXHIBIT H" attached hereto (other than item 1 on EXHIBIT H), (ii) matters for which the Purchaser has been indemnified by the Seller Entities pursuant to Sections 8.2(a)(iv), (vii) or (viii) or Section 9.6(c), and (iii) the deferred portion of the change-in-control bonuses described in the BENEFIT PLANS SCHEDULE in an amount not to exceed $805,000) including, without duplication, in each case (but subject to the preceding parenthetical): (a) all indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which any Acquired Company is liable, contingently or otherwise, as obligor or in respect of which obligations any Acquired Company assures a creditor against loss; (b) all obligations under capitalized leases in respect of which any Acquired Company is liable as obligor or in respect of which obligations any Acquired Company assures a creditor against loss; (c) each of the matters set forth on "EXHIBIT G" attached hereto; and (d) all reserves and contra accounts for any of the foregoing; and, to the extent not included in the foregoing, all intercompany liabilities owing from any Acquired Company to the Parent or its Affiliates (except other Acquired

Companies). For purposes of calculating Indebtedness, all accrued interest, prepayment penalties, premiums, fees and expenses (if any) which would be payable if Indebtedness were paid in full at the Closing shall be treated as Indebtedness.

                  "INDEBTEDNESS AMOUNT" means the book value of the Company's Indebtedness as of the close of business on the day before the Closing Date, determined on a consolidated basis in accordance with GAAP.

                  "INSIDER" means, any officer, director, executive employee, stockholder, partner or Affiliate, as applicable, of any Acquired Company or any spouse or descendent (whether natural or adopted) of any such individual or any entity in which any of the foregoing Persons owns a 5% or greater direct or indirect beneficial interest.

                  "KNOWLEDGE" and "AWARE" and terms of similar import mean, with respect to a Person, the actual knowledge of such Person (and if such Person is an entity, this means the actual knowledge of the officers, directors and executive employees of such Person).

                  "LEASED REAL PROPERTY" means all land, building, fixtures or other real property in which any Acquired Company has a leasehold, subleasehold, license, or other real property right or interest under the Real Property Leases.

                  "LEASEHOLD IMPROVEMENTS" means all buildings, fixtures and other improvements located on each Leased Real Property which are owned by any Acquired Company, regardless of whether such improvements are subject to reversion to the landlord or other third party upon the expiration or termination of the Real Property Lease for such Leased Real Property.

                  "LICENSES" means all permits, licenses, franchises, certificates, approvals, and other authorizations of third parties or foreign, federal, state, or local governments or other similar rights.

                  "LIENS" means any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Acquired Companies, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to any Acquired Company under a lease which is not in the nature of a conditional sale or title retention agreement.

                  "LOSS" means, with respect to any Person, any damage, liability, diminution in value, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys' fees and expenses and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any governmental entity or any department, agency or political subdivision thereof) against or affecting such Person or which, if determined adversely to such Person, would give rise to, evidence the existence of, or relate to, any other Loss and the investigation, defense or settlement of any of the foregoing.

                  "MATERIAL ADVERSE EFFECT" means any material adverse effect on the business, assets, condition (financial or otherwise) or operations of the Acquired Companies, taken as a whole; provided, however, that "Material Adverse Effect" shall be deemed to exclude (i) changes in general economic conditions and (ii) changes generally affecting the industries in which the Acquired Companies operate.

                  "NET WORKING CAPITAL AMOUNT" means the book value of (i) the Company's current assets (other than Cash and Taxes receivable (if any)) MINUS
(ii) the book value of the Company's current liabilities (other than Taxes payable and without duplication of liabilities included in Indebtedness); in each case, as of the close of business on the day before the Closing Date, determined on a consolidated basis in accordance with GAAP; provided, however, that, without duplication, the items set forth in EXHIBIT H shall be excluded (i.e., assigned a value of zero) for purposes of calculating the Net Working Capital Amount.

                  "ORDINARY COURSE OF BUSINESS" means the ordinary course of the Company's businesses consistent with ordinary and past business practices (including, without limitation, with respect to collection of accounts receivable, purchases of supplies, repairs and maintenance, payment of accounts payable and accrued expenses, terms of sale, levels of capital expenditures, and operation of cash management practices generally).

                  "PARENT CREDIT AGREEMENT" means the Credit Agreement, dated as of February 12, 1998, by and among Magellan Health Services, Inc., a Delaware corporation; Charter Behavioral Health System of New Mexico, Inc., a New Mexico corporation; Merit Behavioral Care Corporation, a Delaware corporation; The Chase Manhattan Bank, as Administrative Agent, Collateral Agent and Issuing Bank; First Union National Bank, as Syndication Agent and Issuing Bank; and Credit Lyonnais, as Documentation Agent and Issuing Bank; as the same may be amended and supplemented from time to time.

                  "PERMITTED LIENS" means (i) real estate taxes, assessments and other governmental fees or other charges not yet due and payable as of the Closing Date; (ii) mechanics and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent and which would not, individually or in the aggregate, have a Material Adverse Effect;
(iii) zoning, entitlement, building and other land use and similar laws or regulations imposed by any governmental authority having jurisdiction over such parcel which are not violated by the current use and operation thereof; (iv) easements, covenants, conditions, restrictions and other similar matters of record which do not materially impair the use or occupancy of such parcel in the operation of the Acquired Companies' businesses; (v) statutory landlord liens; and (vi) liens arising under the Parent Credit Agreement; provided that any such lien arising under the Parent Credit Agreement shall be released at Closing.

                  "PERSON" means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation or trust, an unincorporated organization, a group, or a government or other department or agency thereof, or any other entity.

                  "PROPRIETARY RIGHTS" means any and all of the following in any jurisdiction throughout the world (i) patents, patent applications, patent disclosures, as well as any reissues, continuations, continuations-in-part, divisions, extensions or reexaminations thereof, (ii) trademarks, service marks, trade dress, trade names, logos, and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) Internet domain names, (iv) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (v) mask works and registrations and applications for registration thereof, (vi) computer software (including, without limitation, source code and executable code), data, databases, and documentation thereof,
(vii) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, if any, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans, and customer and supplier lists and information), (viii) other intellectual property rights, (ix) copies and tangible embodiments thereof (in whatever protectable form or medium), and (x) license agreements related thereto.

                  "REAL PROPERTY LEASES" means all leases, subleases, licenses, concessions and other agreements (written or oral), including, without limitation, all amendments, extensions, renewals, guaranties and other agreements with respect thereto, together with all security deposits thereunder, held by the Acquired Companies for the use and occupancy of any real property or interests therein.

                  "RESTRICTED SECURITIES" means the Seller Notes issued to the Seller pursuant to Section 2.2 below and any securities issued with respect to such security by way of a refinancing, merger, consolidation, or other reorganization. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (i) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (ii) been distributed to the public through a broker, dealer, or market maker pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or become eligible for sale pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act, or (iii) been otherwise transferred and new securities not bearing the Securities Act legend set forth in Section 9.7 have been delivered by the Company. Whenever any particular securities of the Company cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing a Securities Act legend of the character set forth in Section 9.7.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar federal law then in force.

                  "SELLER ENTITIES" means the Seller and the Parent.

                  "SELLER NOTE B AMOUNT" means an amount equal to the LESSER OF
(A) $5 million and (B) the greater of zero and the result of the following (i) the amount by which $79 million exceeds the Senior Debt Financing Amount on the Closing Date MULTIPLIED BY (ii) the quotient of five divided by nine.

                  "SELLER NOTES" means the Seller Note A and the Seller Note B, if any.

                  "SENIOR CREDIT FACILITY" means the senior syndicated loan facility of the Company in place at the Closing, which facility is related to the Senior Debt Commitment Letter.

                  "SENIOR DEBT FINANCING AMOUNT" means an amount equal to, as of any date of determination, the aggregate principal amount of indebtedness then owing under the term and revolving credit facilities under the Senior Credit Facility on such date PLUS the outstanding unused and undrawn amount that the Company has the right to borrow on such date of determination under the Senior Credit Facility's revolving credit facility, not including any borrowing availability that is contingent upon further syndication of the Senior Credit Facility or other transactions that would involve amending or supplementing the terms and conditions (in any material respect) of or changing the lenders participating in the Senior Credit Facility.

                  "SUBSIDIARY" means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes hereof, a Person shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity.

                  "TAX" or "TAXES" means any federal, state, county, local, foreign, or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated, and other taxes of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto.

                  "TAX RETURN" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of Taxes of any party or the administration of any laws, regulations, or administrative requirements relating to any Taxes.

                  "TOP COLLAR AMOUNT" means $23.0 million.

                  "TRANSACTION DOCUMENTS" means this Agreement, and all other agreements, instruments, certificates, and other documents to be entered into or delivered by any Party in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, the Seller Notes.

                  "TREASURY REGULATIONS" means the United States Treasury Regulations promulgated pursuant to the Code.

         SECTION 1.2 CROSS REFERENCE. The following terms are defined in the following Sections of this Agreement:

                  TERM                                                            SECTION
                  ----                                                            -------
                  Accounts Receivable                                             5.5
                  Acquired Stock                                                  Recitals
                  Acquisition Proposal                                            4.3
                  Actual Cash Amount                                              2.4
                  Actual Closing Common Value                                     2.4
                  Actual Indebtedness Amount                                      2.4
                  Actual Net Working Capital Amount                               2.4
                  Antitrust Filings                                               4.7
                  Applicable Limitation Date                                      8.1
                  Assignment and Consent                                          3.1
                  Basket                                                          8.2
                  Bonuses                                                         5.17
                  Cap                                                             8.2
                  CERCLA                                                          5.23
                  Closing                                                         2.3
                  Closing Date                                                    2.3
                  Closing Review                                                  2.4
                  Commitment Letters                                              6.5
                  Common Stock                                                    Recitals
                  Company                                                         Preface
                  Confidential Information                                        9.5
                  Consolidated Subsidiaries                                       9.6
                  Cost Reports                                                    5.22
                  DOJ                                                             4.7
                  Draft Computations                                              2.4
                  ERISA                                                           5.17
                  Estimated Cash Amount                                           2.1
                  Estimated Cash Portion                                          2.2
                  Estimated Closing Common Value                                  2.1
                  Estimated Indebtedness Amount                                   2.1
                  Estimated Net Working Capital Amount                            2.1

                  Financial Statements                                            5.5
                  Firm                                                            2.4
                  FTC                                                             4.7
                  Fundamental Representations and Warranties                      8.1
                  Government Contract                                             5.11
                  HSR Act                                                         3.1
                  Indemnification Statement                                       9.6
                  Indemnified Party                                               8.2
                  Indemnified Party Controlled Proceeding                         8.2
                  Indemnifying Party                                              8.2
                  Insurance Policies                                              9.11
                  Latest Balance Sheet                                            5.5
                  Lease Extensions                                                3.1
                  Management Agreements                                           3.1
                  Noncompete Period                                               9.5
                  Objection Notice                                                2.4
                  Oracle License                                                  3.1
                  Other Contracts                                                 5.11
                  Other Filings                                                   4.7
                  Parent                                                          Preface
                  Parent Tax Group                                                9.6
                  Parties                                                         Preface
                  Party                                                           Preface
                  Plans                                                           5.17
                  Pre-Closing Period                                              9.6
                  Pre-Closing Period Returns                                      9.6
                  Previous Acquisitions                                           5.24
                  Prime Rate                                                      2.4
                  Purchaser                                                       Preface
                  Purchaser Parties                                               8.2
                  Purchase Price                                                  2.2
                  Risk Database                                                   1.2
                  Real Property                                                   5.8
                  Schedule Update                                                 5.28
                  Section 338(h)(10) Election                                     9.6
                  Seller                                                          Preface
                  Seller Entities                                                 Preface
                  Seller Note A                                                   2.2
                  Seller Note B                                                   2.2
                  Seller Parties                                                  8.2
                  Senior Debt Commitment Letter                                   6.5
                  Straddle Period                                                 9.6
                  Straddle Period Returns                                         9.6
                  Tax Claim                                                       9.6

                  Transaction Expenses                                            9.4
                  Uncovered Incident Claims                                       8.2
                  Unregistered Proprietary Rights                                 5.12


                     ARTICLE II -- THE CLOSING TRANSACTIONS

         SECTION 2.1 PRE-CLOSING ESTIMATES OF CERTAIN AMOUNTS. Not later than three days before the Closing, the Seller and the Purchaser will in good faith jointly estimate, on a reasonable basis using the Company's then available financial information, the Cash Amount (such estimate is referred to as the "ESTIMATED CASH AMOUNT"), the Indebtedness Amount (such estimate is referred to as the "ESTIMATED INDEBTEDNESS AMOUNT") and the Net Working Capital Amount (such estimate is referred to as the "ESTIMATED NET WORKING CAPITAL AMOUNT) each as of the close of business on the day before Closing Date; provided, however, that if the Seller and the Purchaser cannot agree on an estimate of any of the foregoing amounts, such estimate will be deemed to be equal to the average of the Seller's and the Purchaser's good faith determinations thereof. The "ESTIMATED CLOSING COMMON VALUE" means an amount equal to (A) $121.0 million, (B) plus the amount by which the Estimated Cash Amount exceeds $8.0 million or minus the amount by which $8.0 million exceeds the Estimated Cash Amount, (C) less the Estimated Indebtedness Amount, and (D) plus the amount by which the Estimated Net Working Capital Amount exceeds the Top Collar Amount or minus the amount by which the Bottom Collar Amount exceeds the Estimated Net Working Capital Amount or zero if the Estimated Net Working Capital Amount is between the Top Collar Amount and the Bottom Collar Amount.

         SECTION 2.2 STOCK PURCHASE. On the basis of the representations, warranties, covenants, and agreements herein, and subject to the satisfaction or waiver of the conditions set forth herein and the terms hereof, at the Closing, the Purchaser shall purchase from the Seller, and the Seller shall sell and transfer to the Purchaser, the Acquired Stock, free and clear of any Liens, for a purchase price equal to the Estimated Closing Common Value (the "PURCHASE PRICE") by delivery to the Seller of (A) a subordinated promissory note issued by the Purchaser in the form of EXHIBIT A attached hereto in a principal amount equal to $10 million (the "SELLER NOTE A"), (B) if the Seller Note B Amount is greater than zero, a subordinated promissory note issued by the Purchaser in the form of EXHIBIT I attached hereto in a principal amount equal to the Seller Note B Amount (the "SELLER NOTE B") and (C) cash for the balance of the Purchase Price by wire transfer or other delivery of immediately available funds (the "ESTIMATED CASH PORTION").

         SECTION 2.3       CLOSING TRANSACTIONS.

                  (a) CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois 60601, commencing at 10:00 a.m. on the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), or at such other place or on such other date as may be mutually agreeable to the

Purchaser and the Seller; provided that in any event, if the Purchaser's senior lenders require that the Closing take place at the offices of their attorneys, the Parties agree that the Closing shall take place at such offices. The date and time of the Closing are herein referred to as the "CLOSING DATE."

                  (b)      CLOSING TRANSACTIONS.  At the Closing:

                           (i) the Seller shall deliver to the Purchaser, free and clear of any Liens, one or more certificates representing the Acquired Stock, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and bearing or accompanied by all requisite stock transfer stamps;

                           (ii) the Purchaser shall deliver to the Seller the Estimated Cash Portion in immediately available funds;

                           (iii) the Purchaser shall deliver to the Seller the Seller Notes;

                           (iv) the Purchaser shall cause the Company to repay all Indebtedness outstanding as of the close of business on the day before the Closing Date owed to the Seller or the Parent or their Affiliates (other than the Acquired Companies), as the case may be; and

                           (v) each Party shall deliver the opinions, certificates and other documents and instruments required to be delivered by or on behalf of such Party under Article III.

         SECTION 2.4       POST-CLOSING ADJUSTMENTS.

                  (a) POST-CLOSING DETERMINATION. Within 90 days after the Closing Date, the Purchaser and its auditors will conduct a review (the "CLOSING REVIEW") of the Cash Amount, the Indebtedness Amount and the Net Working Capital Amount and will prepare and deliver to the Seller a computation of such amounts (the "DRAFT COMPUTATIONS"). The Draft Computation shall be prepared from the Company's books and records, which in return shall be prepared in accordance with GAAP, consistently applied. The Purchaser and its auditors will make available to the Seller and its auditors all records and work papers used in preparing the Draft Computations. If the Seller disagrees with the computation of the Cash Amount, the Indebtedness Amount or the Net Working Capital Amount reflected in the Draft Computations, the Seller may, within 30 days after receipt of the Draft Computations, deliver a notice (an "OBJECTION NOTICE") to the Purchaser setting forth the Seller's calculation of the Cash Amount, the Indebtedness Amount and the Net Working Capital Amount. The Purchaser and the Seller will use reasonable best efforts to resolve any disagreements as to the computation of the Cash Amount, the Indebtedness Amount and the Net Working Capital Amount, but if they do not obtain a final resolution within 30 days after the Purchaser has received the Objection Notice, the Purchaser and the Seller will jointly retain an independent accounting firm of recognized national standing (the "FIRM") to resolve any remaining disagreements. If the Purchaser and the Seller are unable to agree on the choice of the Firm, then the Firm will be a "big-five" accounting firm (or a successor) selected by lot (after excluding one firm designated by the Purchaser and one firm designated by the Seller). The Purchaser and the Seller will direct the Firm to render a determination within 30 days of its retention and the Purchaser, the Seller, and their respective agents will cooperate with the Firm during its engagement. The Firm will consider only those items and amounts in the Draft Computations set forth in the Objection Notice which the Purchaser and the Seller are unable to resolve. The Purchaser and the Seller shall each make a submission to the Firm promptly (and in any event within 20 days after the Firm's engagement), which submission shall contain such Party's computation of the Cash Amount, the Indebtedness Amount and the Net Working Capital Amount and information, arguments, and support for such Party's position. The Firm shall review such submissions and base its determination solely on them. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Firm's determination will be based on the definition of the Cash Amount, the Indebtedness Amount and the Net Working Capital Amount included herein. The determination of the Firm will be conclusive and binding upon the Parties. The Seller and the Purchaser shall each bear 50% of the costs and expenses of the Firm. The Cash Amount, the Indebtedness Amount and the Net Working Capital Amount, as finally determined pursuant to this Section 2.4(a), is referred to herein as the "ACTUAL CASH AMOUNT," the "ACTUAL INDEBTEDNESS AMOUNT" and the "ACTUAL NET WORKING CAPITAL AMOUNT," respectively. The "ACTUAL CLOSING COMMON VALUE" means an amount equal to (A) $121.0 million, (B) plus the amount by which the Actual Cash Amount exceeds $8.0 million or minus the amount by which $8.0 million exceeds the Actual Cash Amount, (C) less the Actual Indebtedness Amount, and (D) plus the amount by which the Actual Net Working Capital Amount exceeds the Top Collar Amount or minus the amount by which the Bottom Collar Amount exceeds the Actual Net Working Capital Amount or zero if the Actual Net Working Capital Amount is between the Top Collar Amount and the Bottom Collar Amount.

                  (b)      POST-CLOSING ADJUSTMENT.


                           (i) PAYMENT BY THE PURCHASER. If the Actual Closing Common Value is greater than the Estimated Closing Common Value, the Purchaser will, within five (5) business days after the determination thereof, pay to the Seller an amount equal to the sum of
         (A) the Actual Closing Common Value MINUS the Estimated Closing Common Value PLUS (B) a fee on such difference from the Closing Date to the date of payment calculated using a rate equal to the "Prime Rate" as listed in THE WALL STREET JOURNAL (Midwest Edition) on the Closing Date (the "PRIME RATE"). Such payment will be made by wire transfer or delivery of other immediately available funds.

                           (ii) PAYMENT BY THE SELLER. If the Actual Closing Common Value is less than the Estimated Closing Common Value, the Seller will, within five (5) business days after the determination thereof, pay to the Purchaser an amount equal to the sum of (A) the Estimated Closing Common Value MINUS the Actual Closing Common Value PLUS (B) a fee on such difference from the Closing Date to the date of payment calculated using a rate equal to the Prime Rate. Such payment will be made by wire transfer or delivery of other immediately available funds.

                           (iii) DISPUTE. If, pursuant to Section 2.4(a) above, there is a dispute as to the final determination of the Actual Cash Amount, the Actual Indebtedness Amount, or the Actual Net Working Capital Amount, the Purchaser and the Seller shall promptly pay to the other, as appropriate, such amounts as are not in dispute, pending final determination of such dispute pursuant to Section 2.4(a).

Any adjustments pursuant to this Section 2.4 shall constitute adjustments to the Purchase Price for Tax purposes.

                      ARTICLE III -- CONDITIONS TO CLOSING

         SECTION 3.1 CONDITIONS TO THE PURCHASER'S OBLIGATIONS. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

                  (a)      The representations and warranties set forth in
Article V hereof shall be true and correct in all material respects (except that the representations and warranties which are qualified as to "materiality" or "Material Adverse Effect" shall be true and correct in all respects) at and as of the Closing Date as though then made without giving effect to any Schedule Updates thereto, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that the condition set forth in this Section 3.1(a) shall be deemed satisfied if the facts, events and circumstances underlying any inaccuracies in any such representations and warranties as of the Closing Date (without giving effect to any materiality or Material Adverse Effect qualifications or any materiality or Material Adverse Effect exceptions contained therein), individually or in the aggregate, could not have a Material Adverse Effect.

                  (b) The Company, the Seller and the Parent shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by each of them under this Agreement on or before the Closing;

                  (c) The following third party consents shall have been obtained on terms reasonably satisfactory to the Purchaser: (i) all third party consents listed on the "REQUIRED CONSENTS SCHEDULE" attached hereto and (ii) all third party consents that are or may be required as a result of the consummation of the transactions contemplated hereby in order to maintain the validity and effectiveness, on and after the Closing Date, of each of the Licenses required to be set forth on the LICENSE SCHEDULE;

                  (d) Each of the leases set forth on the Real Property Schedule for which CCS Land Trust or an Affiliate thereof is lessor shall have had the term thereof extended to June 30, 2006, with the aggregate annual payments thereunder for the period beginning July 1, 2003 and ending on June 30, 2006 not exceeding $750,000 per annum (the "LEASE EXTENSIONS") and with the other terms and conditions of the Lease Extensions being consistent with the terms of such leases prior to the

Lease Extensions, and the Lease Extensions shall not have been amended or modified and shall be in full force and effect as of the Closing;

                  (e) The Parent, the Company and Oracle Corporation shall have entered into an assignment and consent (the "ASSIGNMENT AND CONSENT"), in the form of EXHIBIT F hereto, with respect to that certain Software License and Service Agreement, between the Parent and Oracle Corporation, dated February 25, 2000 (the "ORACLE LICENSE"), and the Assignment and Consent shall not have been amended or modified or revoked and shall be in full force and effect as of the Closing;

                  (f) All governmental filings, authorizations, and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained on terms reasonably satisfactory to the Purchaser (without limiting the generality of the foregoing, all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended (the "HSR ACT"), shall have expired or otherwise been terminated);

                  (g) No action, suit, or proceeding that has, in the reasonable opinion of the Purchaser, a reasonable likelihood of success shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order, or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded, or materially and adversely affect the right of the Purchaser to own, operate, or control any Acquired Company, and no judgment, decree, injunction, order, or ruling shall have been entered which has any of the foregoing effects;

                  (h) Since September 30, 2000, there shall have been no Material Adverse Effect (without limiting the generality of the foregoing, since September 30, 2000, there shall have been no modification or change (or threat of modification or change that has a reasonable likelihood of success) of any Medicare or Medicaid law, rule, regulation or payment policy, or any rule or policy of any third-party payor, or any other applicable law or regulation, which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect);

                  (i) Except as otherwise specified in writing by the Purchaser to the Seller prior to the Closing Date, all of the directors of each Acquired Company shall have resigned and such resignations shall be effective as of the Closing Date;

                  (j) The Purchaser shall have received an opinion, dated the Closing Date, of Dow, Lohnes & Albertson, PLLC, counsel to the Company, the Seller and the Parent, with respect to the matters set forth on EXHIBIT B attached hereto, and the lenders providing debt financing in connection with the transactions contemplated by this Agreement shall be entitled to rely thereon;

                  (k) On or before the Closing Date, the Seller shall have delivered to the Purchaser all of the following:

                           (i) a certificate from the Seller in a form reasonably satisfactory to the Purchaser, dated the Closing Date, stating that the preconditions specified in Sections 3.1(a), (b) and
         (h) have been satisfied;

                           (ii) a copy of the resolutions of the board of directors of the Company, the Seller and the Parent, respectively, approving the transactions contemplated by this Agreement, certified by the Company, the Seller and the Parent, respectively;

                           (iii) a copy of the certificate of incorporation or equivalent document for each Acquired Company, certified by the appropriate authority in the jurisdiction in which such entity was incorporated or organized and dated as of or about the Closing Date;

                           (iv) a copy of the bylaws or equivalent document for each Acquired Company, certified by such Acquired Company;

                           (v) certificates from appropriate authorities, dated as of or about the Closing Date, as to the good standing and qualification to do business of each Acquired Company in each jurisdiction where they are so qualified;

                           (vi) all original stock certificates and other instruments evidencing ownership of each of the Company's Subsidiaries;

                           (vii) all minute books, stock books, ledgers and registers, corporate seals and other corporate records relating to the organization, ownership and maintenance of each Acquired Company;

                           (viii)   copies of the consents, filings,
         authorizations and approvals described in Sections 3.1(c) and (f) to the extent applicable to the Company, the Seller or the Parent;

                           (ix)     copies of the resignations described in
         Section 3.1(i); and

                           (x) such other documents or instruments as the Purchaser may reasonably request to effect the transactions contemplated hereby;

                  (l) The Purchaser or, at the option of the Purchaser, the Company shall have entered into new employment, equity participation and non-competition agreements on substantially the terms and conditions set forth in the attachments to the "KEY EMPLOYEE SCHEDULE" attached hereto with each of the persons listed on the KEY EMPLOYEE SCHEDULE (the "MANAGEMENT AGREEMENTS"), and each of the Management Agreements shall not have been amended or modified and shall be in full force and effect as of the Closing;

                  (m) The Acquired Companies and each Contracted Nonprofit shall have entered into an amendment to each Service Agreement or similar agreement between them which effectuates the terms set forth on the "MODIFICATION SCHEDULE" attached hereto as EXHIBIT C;

                  (n) The Company shall have received sufficient senior debt financing so that the Senior Debt Financing Amount on the Closing Date equals or exceeds $70.0 million, on substantially the terms and conditions set forth in the Senior Debt Commitment Letter attached as a part of EXHIBIT D hereto;


                  (o) The Seller shall have delivered to the Purchaser the audited consolidated balance sheets of the Company as of September 30, 1999 and 2000 and the related statements of income and cash flows (or the equivalent) for the respective twelve-month periods then ended, prepared in accordance with GAAP, and the consolidated financial results of the Company set forth in such financial statements shall not differ materially from the consolidated financial results of the Company set forth in the unaudited financial statements for the same periods that are a part of the Financial Statements Schedule, without regard to any Schedule Updates thereto; and

                  (p) All proceedings to be taken by the Company, the Seller and the Parent in connection with the consummation of the transactions contemplated by this Agreement and all certificates, opinions, instruments, and other documents required to be delivered by the Company, the Seller and the Parent to effect the transactions contemplated hereby reasonably requested by the Purchaser shall be reasonably satisfactory in form and substance to the Purchaser.

Any condition specified in this Section 3.1 may be waived by the Purchaser in its sole discretion; provided that no such waiver shall be effective unless it is set forth in a writing executed by the Purchaser.

         SECTION 3.2 CONDITIONS TO THE PARENT'S AND THE SELLER'S OBLIGATIONS. The obligation of the Seller and the Parent to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

                  (a)      The representations and warranties set forth in
Article VI hereof shall be true and correct in all material respects (except that the representations and warranties which are qualified as to "materiality" or "Material Adverse Effect" shall be true and correct in all respects) at and as of the Closing Date as though then made without giving effect to any Schedule Updates thereto, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that the condition set forth in this Section 3.2(a) shall be deemed satisfied if the facts, events and circumstances underlying any inaccuracies in any such representations and warranties as of the Closing Date (without giving effect to any materiality or Material Adverse Effect qualifications or any materiality or Material Adverse Effect exceptions contained therein), individually or in the aggregate, could not have be expected to have a material adverse effect on the ability of the Purchaser to perform under the terms of this Agreement.

                  (b) The Purchaser shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or before the Closing;

                  (c) Each third party consent listed on the REQUIRED CONSENTS SCHEDULE that has an asterisk next to it in the left margin (if any) shall have been obtained on terms reasonably satisfactory to the Seller and the Parent;

                  (d) All governmental filings, authorizations, and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained on terms reasonably satisfactory to the Seller (without limiting the generality of the foregoing, all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated);

                  (e) No action, suit, or proceeding that has, in the reasonable opinion of the Seller, a reasonable likelihood of success shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order, or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded, or materially and adversely affect the right of the Parent or the Seller to receive benefits to be enjoyed by it under this Agreement, and no judgment, decree, injunction, order, or ruling shall have been entered which has any of the foregoing effects;

                  (f) The Seller shall have received an opinion, dated the Closing Date, of Kirkland & Ellis, counsel to the Purchaser, with respect to the matters set forth on EXHIBIT E attached hereto, and the lenders providing debt financing in connection with the transactions contemplated by this Agreement shall be entitled to rely thereon;

                  (g) On or before the Closing Date, the Purchaser shall have delivered to the Seller all of the following:

                           (i) a certificate from the Purchaser in a form reasonably satisfactory to the Seller, dated the Closing Date, stating that the preconditions specified in Sections 3.2(a) and (b) have been satisfied;

                           (ii) a copy of the resolutions of the board of directors of the Purchaser approving the transactions contemplated by this Agreement, certified by the Purchaser;

                           (iii) a copy of the certificate of incorporation for the Purchaser, certified by the Secretary of State of the State of Delaware;

                           (iv) a copy of the bylaws of the Purchaser, certified by the Purchaser;

                           (v) a certificate from the Secretary of State of the State of Delaware, dated as of or about the Closing Date, as to the good standing of the Purchaser;

                           (vi)     copies of the consents, filings,
         authorizations and approvals described in Section 3.2(c) to the extent applicable to the Purchaser; and

                           (vii) such other documents or instruments as the Seller may reasonably request to effect the transactions contemplated hereby; and

                  (h) All proceedings to be taken by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement and all certificates, opinions, instruments, and other documents required to be delivered by the Purchaser to effect the transactions contemplated hereby reasonably requested by the Seller shall be reasonably satisfactory in form and substance to the Seller.

Any condition specified in this Section 3.2 may be waived by the Seller in its sole discretion; provided that no such waiver shall be effective unless it is set forth in a writing executed by the Seller.

                     ARTICLE IV -- COVENANTS BEFORE CLOSING

         SECTION 4.1 AFFIRMATIVE COVENANTS OF THE SELLER. Except as otherwise contemplated by this Agreement, between the date hereof and the Closing, unless the Purchaser otherwise agrees in writing, the Seller shall and shall cause each Acquired Company to:

                  (a) conduct each Acquired Company's business and operations only in the Ordinary Course of Business, including, without limitation, paying accounts payable, collecting accounts receivable and making capital expenditures, in each case, in the Ordinary Course of Business;

                  (b) keep in full force and effect each Acquired Company's corporate existence and use its reasonable best efforts to keep in full force and effect all material contracts, rights, franchises, and intellectual property relating or pertaining to its business and use its reasonable best efforts to cause its current insurance (or reinsurance) policies not to be canceled or terminated or any of the coverage thereunder to lapse;

                  (c) use their reasonable best efforts to carry on the business of each Acquired Company substantially in the same manner as presently conducted and to keep each Acquired Company's business organization and properties intact, including its present business operations, physical facilities, working conditions, and employees and including each Acquired Company's present relationships with lessors, licensors, suppliers, customers, and others having business relations with each such Acquired Company, respectively;

                  (d) use its reasonable best efforts to maintain the Real Property and other assets of each Acquired Company in good repair, order, and condition (normal wear and tear excepted) consistent with current needs and replace in accordance with prudent practices each Acquired Company's inoperable, worn out, or obsolete assets with assets of good quality consistent with the Ordinary Course of Business;

                  (e) maintain the books, accounts, and records of each Acquired Company in accordance with GAAP, consistent with the custom and practice as used in the preparation of the Financial Statements;

                  (f)      as soon as available but in any event within thirty
(30) days after the end of each monthly accounting period in each fiscal year, beginning with the monthly accounting period ending November 30, 2000, the Seller shall use its best efforts to deliver to the Purchaser unaudited consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for such monthly period and for the period from the beginning of the fiscal year to the end of such month, and unaudited consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such monthly period, and all such statements shall be prepared in accordance with GAAP, subject to the absence of footnote disclosures and to normal year-end adjustments, and shall be certified by the Company's chief financial officer;

                  (g) generally encourage each Acquired Company's employees to continue their employment with such Acquired Company after the Closing;

                  (h) promptly (once the Parent obtains knowledge thereof) inform the Purchaser in writing of any material variances from the representations and warranties contained in Article V or any material breach of any covenant hereunder by the Company, the Seller or the Parent;

                  (i) to the extent reasonably required by the Purchaser's lenders with respect to material Real Property Leases, use reasonable best efforts to obtain and deliver to the Purchaser estoppel certificates and waivers of landlord liens from the landlords, sublandlords or any other parties granting rights to Acquired Companies under such Real Property Leases (which shall contain such landlords', sublandlords' or other parties' consent to the transactions contemplated herein if required under the applicable lease), in form and substance reasonably satisfactory to the Purchaser's lenders;

                  (j) cooperate with the Purchaser and use reasonable best efforts to cause the conditions to the Purchaser's obligation to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental notices, filings, authorizations, approvals, consents, releases, and terminations);

                  (k) cooperate with the Purchaser in the Purchaser's investigation of the business and properties of the Acquired Companies, to permit the Purchaser and its employees, agents, accounting, legal, and other authorized representatives to (i) have full access to the premises, books, and records of each Acquired Company at reasonable hours, (ii) visit and inspect any of the properties of each Acquired Company, and (iii) discuss the affairs, finances, and accounts of each Acquired Company with the directors, officers, partners, key employees, key customers, key sales representatives, key suppliers, and independent accountants of such Acquired Company, respectively; and

                  (l) promptly inform the Purchaser in writing of any Acquired Company's receipt of any material inquiries, information requests, notices of violation or complaints from any direct or indirect payor source, either governmental or non-governmental, or any foreign, federal, state or local governmental or regulatory authority.

         SECTION 4.2 NEGATIVE COVENANTS OF THE SELLER. Except as expressly contemplated by this Agreement, between the date hereof and the Closing, unless the Purchaser otherwise agrees in writing, the Seller shall cause each Acquired Company not to:

                  (a) make any loans or enter into any transaction with any Insider other than transactions which may not be restricted under the Parent Credit Agreement and other than transactions entered into in the Ordinary Course of Business;

                  (b) establish, amend or contribute to any pension, retirement, profit sharing, or stock bonus plan or multiemployer plan covering any of the employees of any Acquired Company, except as required by law or by the terms of any such plan or in accordance with past practice;

                  (c) take any action designed or intended to encourage employees of the Acquired Companies to leave their employment or otherwise not to continue employment with such Acquired Companies;

                  (d)      delay normal capital expenditures;

                  (e) enter into any amendments, extensions, renewals or other modifications with respect to any of the Real Property Leases other than in the Ordinary Course of Business, or enter into any new lease, sublease, license, concession or other agreement for the use or occupancy of real property requiring rental and other payments in excess of $150,000 annually as averaged over the term of such lease, sublease, license, concession or other agreement; or

                  (f) enter into any agreement or binding commitment to do any of the foregoing.

         SECTION 4.3 EXCLUSIVITY. Until this Agreement is terminated by its terms, the Seller Entities shall not, and the Seller Entities shall not cause or permit any Affiliate, Insider or agent or any other Person acting on their behalf to, discuss or negotiate with any other Person a possible sale of all or part of any Acquired Company's securities or assets (except for dispositions of assets in the Ordinary Course of Business), whether such transaction takes the form of a sale of stock, merger, liquidation, dissolution, reorganization, recapitalization, consolidation, sale of assets or otherwise (an "ACQUISITION PROPOSAL"), or provide any information to any other Person concerning any

Acquired Company (other than information which the Acquired Companies provide to other Persons in the Ordinary Course of Business). The Seller Entities (a) do not have any agreement, arrangement or understanding with respect to any Acquisition Proposal (except this Agreement), (b) shall cease and cause to be terminated any and all discussions with third parties regarding any Acquisition Proposal, and (c) shall promptly notify the Purchaser if any Acquisition Proposal, or any inquiry or contact with any person or entity with respect thereto, is made.

         SECTION 4.4 COVENANTS OF PURCHASER. Between the date hereof and the Closing, the Purchaser shall:


                  (a) promptly (once it obtains knowledge thereof) inform the Seller in writing of any material variances from the representations and warranties contained in Article VI or any material breach of any covenant hereunder by the Purchaser; and

                  (b) cooperate with the Seller and use its reasonable best efforts to cause the conditions to the Seller's obligation to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental filings, authorizations, approvals, consents, releases, and terminations).

         SECTION 4.5 INTERCOMPANY ACCOUNTS. Except to the extent treated as Indebtedness for purposes of computing the Indebtedness Amount (which treatment shall be at the Parent's option), the Parent will cause all intercompany liabilities owing from any Acquired Company to the Parent or its Affiliates (except other Acquired Companies) as of immediately prior to the close of business on the day before the Closing Date to be reclassified to capital of the Company (i.e., after the day before the Closing Date the Acquired Companies shall not have any obligation to repay such intercompany liabilities). The Acquired Companies will cause all intercompany liabilities owing from the Parent or any of its Affiliates (other than the Acquired Companies) to any Acquired Company as of the close of business on the day before the Closing Date to be distributed to the Seller such that after the day before the Closing Date neither the Parent nor any of its Affiliates shall have any obligation to repay such intercompany liabilities to any Acquired Company.

         SECTION 4.6 FINANCIAL INFORMATION. The Seller and the Parent agree to provide all necessary financial data for the offering materials and the syndication materials related thereto to be prepared by the Purchaser for the senior debt financing to be obtained by the Company in connection with the transactions contemplated by this Agreement and agree to permit the Purchaser's use of the information contained in such financial data and such syndication materials.

         SECTION 4.7       ANTITRUST FILINGS.

                  (a) As promptly as practicable after the date of this Agreement, each of the Purchaser and the Parent will prepare and file (i) with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the

HSR Act as agreed to by the parties (the "ANTITRUST FILINGS") and (ii) any other filings required to be filed by it under any other federal, state or foreign laws relating to the transactions contemplated by this Agreement (the "OTHER FILINGS").

                  (b) The Seller Entities and the Purchaser each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 4.7. Each of the Seller Entities and the Purchaser will notify the other promptly upon the receipt of any comments from the FTC or DOJ or their respective staffs or any other government officials in connection with any filing made pursuant hereto and of any request by the FTC or DOJ or their respective staffs or any other government officials for amendments or supplements to any Antitrust Filings or Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the FTC, DOJ or their respective staffs or any other governmental officials, on the other hand, with respect to any Antitrust Filing or Other Filing. Each of the Seller Entities and the Purchaser will cause all documents that it is responsible for filing with the FTC or DOJ or other regulatory authorities under this Section 4.7 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to any Antitrust Filing or Other Filing, as the case may be, each party will promptly inform the other of such occurrence and cooperate in filing with the FTC or DOJ or their respective staffs or any other government officials such amendment or supplement.

                  (c) The Purchaser shall resolve any objections that may be asserted with respect to the transactions contemplated hereby under the HSR Act or any other antitrust or trade regulatory laws or regulations of any administrative or other governmental body or agency.

                  ARTICLE V -- REPRESENTATIONS AND WARRANTIES
                             OF THE SELLER ENTITIES


                  As a material inducement to the Purchaser to enter into this Agreement, the Parent and the Seller hereby jointly and severally represent and warrant that:

         SECTION 5.1       ORGANIZATION AND CORPORATE POWER.

                  (a) The "ORGANIZATION SCHEDULE" attached hereto contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation or organization, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder or equity holder and the number of shares or other equity interests held by each). Except as set forth on the ORGANIZATION SCHEDULE, no Acquired Company owns or holds the right to acquire any Capital Stock in any other Person.

                  (b) Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with full organizational power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the contracts to which it is party. Each Acquired Company is duly qualified to do business as a foreign organization and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Material Adverse Effect.

                  (c) The Seller has delivered to the Purchaser correct and complete copies of the certificate of incorporation and by-laws (or equivalent governing documents) for each Acquired Company, which documents reflect all amendments made thereto at any time before the Closing Date. Correct and complete copies of the minute books containing the records of meetings of the stockholders and board of directors (or equivalent parties), the stock certificate books, and the stock record books of the Acquired Companies have been furnished to the Purchaser. No Acquired Company is in default under or in violation of any provision of its certificate of incorporation or by-laws (or equivalent governing documents).

                  (d) Each Seller Entity is a corporation duly organized, validly existing, and in good standing under the laws of such Seller Entity's jurisdiction of incorporation.

         SECTION 5.2 AUTHORIZATION OF TRANSACTIONS. The Company and the Seller Entities have all requisite corporate power and authority to execute and deliver the Transaction Documents to which they are a party and to consummate the transactions contemplated hereby and thereby. The board of directors of each of the Company and the Seller Entities have duly approved the Transaction Documents to which they are a party and have duly authorized the execution and delivery of the Transaction Documents to which they are a party and the consummation of the transactions contemplated thereby. No other corporate proceedings on the part of the Company or the Seller Entities are necessary to approve and authorize the execution and delivery of the Transaction Documents to which they are a party and the consummation of the transactions contemplated thereby. All Transaction Documents to which the Company or any Seller Entity is a party have been duly executed and delivered by the Company or such Seller Entity and constitute the valid and binding agreements of the Company or such Seller Entity, enforceable against the Company or such Seller Entity in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and as limited by general principles of equity that restrict the availability of equitable remedies.

         SECTION 5.3 ABSENCE OF CONFLICTS. Except as set forth on the "CONFLICTS SCHEDULE" or on the REQUIRED CONSENTS SCHEDULE attached hereto, the execution, delivery, and performance of the Transaction Documents and the consummation of the transactions contemplated thereby by the Company and the Seller Entities do not and shall not (a) conflict with or result in any breach of any of the terms, conditions, or provisions of, (b) constitute a material default under, (c) result in a material violation of, (d) give any third party the right to modify, terminate, or accelerate any obligation under, (e) result in the creation of any Lien upon the Capital Stock or assets of any of the

Acquired Companies under, or (f) require any authorization, consent, approval, exemption, or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body or agency (except in connection with the HSR Act) under, the provisions of the articles of incorporation, by-laws or similar organizational document of either of the Seller Entities or any Acquired Company or any material indenture, mortgage, lease, loan agreement, or other material agreement or instrument to which either of the Seller Entities, any Acquired Company or, to the knowledge of the Company, any Contracted Nonprofit is bound or affected, or any material law, statute, rule, or regulation to which either of the Seller Entities, any Acquired Company or, to the knowledge of the Company, any Contracted Nonprofit is subject (except in connection with the HSR Act) or any material judgment, order, or decree to which either of the Seller Entities, any Acquired Company or, to the knowledge of the Company, any Contracted Nonprofit is subject.

         SECTION 5.4 CAPITALIZATION. The authorized Capital Stock of the Company consists of 100 shares of common stock, $1.00 par value per share, of which 100 shares are issued and outstanding, and all of which are owned by the Seller. All of the issued and outstanding Capital Stock of the Acquired Companies have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and owned beneficially by the Persons and in the manner described on the ORGANIZATION SCHEDULE, free and clear of all Liens, except for Liens arising under the Parent Credit Agreement which shall be released at Closing, and are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal. Except as set forth on the ORGANIZATION SCHEDULE, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which any Acquired Company is a party or which are binding upon any Acquired Company providing for the issuance, disposition, or acquisition of any Acquired Company's Capital Stock (other than this Agreement). Other than as set forth on the ORGANIZATION SCHEDULE, there are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to any Acquired Company. There are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the Capital Stock of any Acquired Company. No Acquired Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Acquired Company's Capital Stock.

         SECTION 5.5       FINANCIAL STATEMENTS AND RELATED MATTERS.

                  (a) FINANCIAL STATEMENTS. Attached hereto as the "FINANCIAL STATEMENTS SCHEDULE" are the following financial statements: (i) the unaudited consolidated balance sheets of the Company as of September 30, 1999 and 2000, and the related statements of income and cash flows (or the equivalent) for the respective twelve-month periods then ended; and (ii) the unaudited consolidated balance sheet of the Company as of October 31, 2000 (the "LATEST BALANCE SHEET"), and the related statements of income and cash flows (or the equivalent) for the one-month period then ended. Each of the foregoing financial statements (the "FINANCIAL STATEMENTS") presents fairly the Company's consolidated financial condition and results of operations and cash flows as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP, subject in the case of unaudited consolidated financial statements to the absence of footnote disclosure.

                  (b) RECEIVABLES. All accounts receivable of the Acquired Companies that are reflected on the Latest Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (collectively, the "ACCOUNTS RECEIVABLE") represent or will represent valid obligations arising from bona fide sales actually made or services actually performed in the Ordinary Course of Business with unaffiliated third parties, and the goods and services involved have been sold, delivered and performed to the account obligors, and no further goods are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle the Acquired Companies to collect such accounts receivable in full. Such accounts receivable have not been assigned or pledged to any other Person. The reserves for Accounts Receivable shown on the Latest Balance Sheet are adequate in the Company's reasonable judgment and have been calculated consistently in accordance with ordinary business practices. The reserves for Accounts Receivable on the accounting records of the Acquired Companies as of the Closing Date will be calculated consistent with ordinary and prudent business practices.

         SECTION 5.6 ABSENCE OF UNDISCLOSED LIABILITIES. To the Seller's knowledge, no Acquired Company has any material obligations or liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise, whether due or to become due, and regardless of when asserted) arising out of or relating to the operation of the Acquired Companies at or before the Closing, except (i) obligations under contracts or commitments described on the CONTRACTS SCHEDULE attached hereto or under contracts and commitments which are not required to be disclosed thereon, (ii) liabilities reflected on the liabilities side of the Latest Balance Sheet, (iii) liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business or otherwise in accordance with the terms and conditions of this Agreement, and (iv) liabilities disclosed as such elsewhere in this Agreement or the Schedules hereto.

         SECTION 5.7 ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth on the attached "DEVELOPMENTS SCHEDULE" and except as expressly contemplated by this Agreement, since September 30, 2000, the Acquired Companies, individually or collectively, have not:

                  (a) suffered any change that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or suffered any theft, damage, destruction, or casualty loss in excess of $100,000, to their assets, whether or not covered by insurance, or suffered any substantial destruction of books and records;

                  (b) subjected any portion of their properties or assets to any material Lien (other than Permitted Liens);

                  (c) except in the Ordinary Course of Business, sold, leased, assigned, or transferred (including, without limitation, transfers to any Seller Entity or any Insider) a portion of their tangible assets, or canceled without fair consideration any material debts or claims owing to or held by them;

                  (d) sold, assigned, licensed, or transferred (including, without limitation, transfers to any Seller Entity or any Insider) any material Proprietary Rights owned by, issued to, or licensed to any Acquired Company other than in the Ordinary Course of Business or disclosed any material confidential information (other than pursuant to agreements requiring the disclosure to maintain the confidentiality of and preserving all rights of any Acquired Company in such confidential information) or received any material confidential information of any third party in violation of any obligation of confidentiality;

                  (e) suffered any extraordinary losses or waived any rights of material value;

                  (f) received any material inquiries, information requests, notices of violation or complaints from any payor source, either governmental or non-governmental, or any foreign, federal, state or local governmental or regulatory authority;

                  (g) entered into, amended, or terminated any material lease, contract, agreement, or commitment, or taken any other action or entered into any other transaction other than in the Ordinary Course of Business;

                  (h) entered into any other material transaction, or materially changed any business practice;

                  (i) paid or increased any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entered into any employment, severance, change in control, or similar contract or agreement with any director, officer, or employee;

                  (j) adopted, or materially increased the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

                  (k) conducted their cash management customs and practices other than in the Ordinary Course of Business (including, without limitation, with respect to collection of accounts receivable, purchases of supplies, repairs and maintenance, payment of accounts payable and accrued expenses, levels of capital expenditures and operation of cash management practices generally);

                  (l) made any capital expenditures or commitments for capital expenditures except in the Ordinary Course of Business or failed to make capital expenditures at levels at least comparable to and not materially different from those previously planned to be made;

                  (m) declared, paid, made, or otherwise effectuated any dividends or distributions, redemptions, equity repurchases, or other transactions involving any Acquired Company's Capital Stock or equity securities or rights to control the same;

                  (n)     made a material change in their accounting methods; or

                  (o) made or committed to make any payments or other transfers in connection with, or in contemplation of, the transactions contemplated by this Agreement or the other Transaction Documents.

         SECTION 5.8       REAL PROPERTY.

                  (a) No Acquired Company owns any real property or is a party to any agreement (whether oral or written) to purchase any real property.

                  (b) The "REAL PROPERTY SCHEDULE" attached hereto sets forth the address of each Leased Real Property and a list of all Real Property Leases (including, without limitation, all amendments, extensions, renewals, guaranties and other agreements with respect thereto) in each case for each Leased Real Property which involves annual rent of $150,000 or more. The Seller has delivered to the Purchaser a true and complete copy of each written Real Property Lease, and in the case of any oral Real Property Leases, a written summary of the basic terms thereof. Except as set forth on the REAL PROPERTY SCHEDULE, with respect to each of the Real Property Leases: (i) the Real Property Lease is in full force and effect; (ii) except as set forth in the REAL PROPERTY SCHEDULE, the acquisition of stock and change in control of the Acquired Companies (as the case may be) as contemplated under this Agreement will not result in a breach of or default under the Real Property Lease or otherwise cause the Real Property Lease to cease to be in full force and effect on identical terms following the Closing; (iii) no Acquired Company nor, to the Company's knowledge, any other party to the Real Property Lease is in material breach or default under the Real Property Lease, and to the Company's knowledge, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a material breach or default or permit the termination, modification or acceleration of rent under the Real Property Lease; (iv) no party to the Real Property Lease has repudiated any term thereof, and there are no material disputes, oral agreements or forbearance programs in effect with respect to the Real Property Lease; and (v) no Acquired Company has assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered the Real Property Lease or any interest therein, except for Permitted Liens.

                  (c) Subject to the terms of the Real Property Leases, the Acquired Companies have good title to the Leasehold Improvements, which shall be free and clear of all Liens as of the Closing Date, except Permitted Liens.

                  (d) The Leased Real Property and Leasehold Improvements (collectively, the "REAL PROPERTY") include all of the real property used by the Acquired Companies in the operation of their businesses.

         SECTION 5.9       ASSETS.

                  (a) Except as set forth on the "ASSETS SCHEDULE" attached hereto, each Acquired Company owns good and marketable title to, or a valid leasehold interest in, or license of, or right to use free and clear of all Liens other than Permitted Liens, all of the properties and assets (whether real, personal, or mixed and whether tangible or intangible) which are shown on the Latest Balance

Sheet, or which are acquired thereafter, or which are located on the real property identified on the REAL PROPERTY SCHEDULE, except for personal property and assets sold since the date of the Latest Balance Sheet in the Ordinary Course of Business. Except as set forth on the ASSETS SCHEDULE, neither the Seller Entities nor their Subsidiaries (other than the Acquired Companies) own any properties or assets (whether real, personal, or mixed and whether tangible or intangible) which are used in the business of any of the Acquired Companies.

                  (b) The buildings, machinery, equipment, personal properties, vehicles, and other tangible assets of the Acquired Companies located upon or used in connection with the Real Property are operated in conformity in all material respects with all Applicable Laws, and are usable in the Ordinary Course of Business. The Acquired Companies own or lease under valid leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their business as currently conducted.

         SECTION 5.10      TAXES.

                  (a) Each of the Acquired Companies has timely filed all Tax Returns required to be filed by it, and each such Tax Return has been prepared in compliance with all Applicable Laws and is true and correct in all respects. All Taxes payable by the Acquired Companies (whether or not shown on any Tax Return) have been paid, and each of the Acquired Companies has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

                  (b) Except as set forth on the "TAXES SCHEDULE" attached hereto:

                           (i) No action, suit, proceeding or audit or any written notice of inquiry of any of the foregoing is pending against or with respect to the Acquired Companies regarding Taxes, and no action, suit, proceeding or audit has, to the Acquired Companies' knowledge, been threatened against or with respect to the Acquired Companies regarding Taxes;

                           (ii) None of the Acquired Companies is a party to or bound by any Tax allocation or Tax sharing agreement with any Person other than the Acquired Companies, and none of the Acquired Companies has any contractual obligation to indemnify any other Person with respect to Taxes;

                           (iii) To the Acquired Companies' knowledge, none of the Acquired Companies (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent) or (B) has any liability for the Taxes of any Person (other than any of the Acquired Companies and the Parent Tax Group) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

                           (iv) Since January 27, 1995, no written claim has ever been made by a taxing authority in a jurisdiction where any of the Acquired Companies does not file Tax Returns that such Person is or may be subject to taxation by such jurisdiction;

                           (v) Each of the Acquired Companies has provided to the Purchaser true, correct and complete copies of all federal, state and local income and franchise Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Acquired Companies for the taxable periods ending September 30, 1995, September 30, 1996, September 30, 1997, September 30, 1998 and September 30, 1999;

                           (vi) The statutory period for assessment of Taxes for taxable periods of the Acquired Companies ending on or before January 27, 1995 has expired. With respect to taxable periods of the Acquired Companies ending after January 27, 1995, none of the Acquired Companies has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority;


                           (vii) None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (B) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law); (C) installment sale made prior to the Closing Date; or (D) deferred intercompany gain described in Treasury Regulation Section 1.1502-13 or any excess loss account described in Treasury Regulation Sections 1.1502-19 and 1.1502-32 (or any corresponding or similar provision of federal, state, local or foreign law) arising on or before the Closing Date;

                           (viii) None of the Acquired Companies has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code
         Section 897(c)(1)(A)(ii);

                           (ix) None of the Acquired Companies has filed a consent under Code Section 341(f) (or any similar provision of state, local or foreign law); and

                           (x) None of the Acquired Companies is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G (or any similar provision of state, local or foreign law).

                  (c) As of the Closing Date, none of the Acquired Companies will be a party to or bound by any Tax allocation or Tax sharing agreement with any Person other than the Acquired

Companies, and none of the Acquired Companies will have any contractual obligation to indemnify any other Person with respect to Taxes.

                  (d) The TAXES SCHEDULE contains a list of states, territories and jurisdictions (whether foreign or domestic) in which any of Acquired Companies is required to file material Tax Returns relating to income Taxes.

         SECTION 5.11      CONTRACTS AND COMMITMENTS.

                  (a) Except as expressly contemplated by this Agreement or as set forth on the attached "CONTRACTS SCHEDULE," no Acquired Company is a party to or bound by any written or oral:

                           (i) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements other than any such arrangements as are set forth in either the EMPLOYEES SCHEDULE or the BENEFIT PLANS SCHEDULE;

                           (ii) contract with any Affiliate or contract with any Contracted Nonprofit;

                           (iii) contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $50,000, other than at-will contracts without severance obligations, or contract relating to loans to officers, directors or Affiliates;

                           (iv) contract under which the Acquired Companies have advanced or loaned any other Person amounts in the aggregate exceeding $25,000, other than trade credit extended in the Ordinary Course of Business;

                           (v) agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any asset or group of assets of the Acquired Companies other than Permitted Liens;

                           (vi)     guaranty of any obligation;

                           (vii) lease or agreement under which any Acquired Company is the lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease or agreement for real or personal property under which the aggregate annual payments do not exceed $150,000;

                           (viii) lease or agreement under which any Acquired Company is the lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by any Acquired Company;

                           (ix) contract or group of related contracts (excluding purchase orders issued or received in the Ordinary Course of Business) with the same party or group of affiliated parties the performance of which involves consideration in excess of $1,000,000;

                           (x) assignment, license, indemnification, joint ownership or other agreement with respect to the intangible property (including, without limitation, any Proprietary Rights) of material value of any Acquired Company or of any third party;

                           (xi)     distribution or franchise agreement;

                           (xii) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world;

                           (xiii) agreement relating to the subcontracting (other than to mentors) to another Person of any of the Acquired Companies' obligations under any agreement listed on the CONTRACTS SCHEDULE; or

                           (xiv) any other agreement which is material to its operations and business prospects or involves a consideration in excess of $1,000,000 annually.

                  (b) To the Company's knowledge, except as expressly contemplated by this Agreement or as set forth on the CONTRACTS SCHEDULE, no Contracted Nonprofit is a party to or bound by any written or oral contract relating to the provision of services to state, county, local or other governmental or quasi-governmental bodies (a "GOVERNMENT CONTRACT") for which a Contracted Nonprofit has also contracted with an Acquired Company to provide management or other services in support of such Government Contract. (1)

                  (c) All of the contracts, agreements and instruments set forth on the CONTRACTS SCHEDULE, as well as all contracts and agreements (or purported contracts and agreements) involving consideration in excess of $250,000 annually (collectively, "OTHER CONTRACTS") are valid, binding and enforceable against the Acquired Companies (or, if applicable, and to the knowledge of the Company, a Contracted Nonprofit) and, to the knowledge of the Company, the other parties thereto, in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and as limited by general principles of equity that restrict the availability of equitable remedies. Each Acquired Company (and, if applicable, to the Company's knowledge, each Contracted Nonprofit) has performed all material obligations required to be performed by it and is not in material default under or in breach of nor in receipt of any claim of default or breach under any such contract or agreement (or purported contract or agreement) or instrument. No event has occurred which with the passage of time or the giving of notice or both would result in a material default, breach or event of noncompliance by any of the Acquired Companies or, to the knowledge of the Company, any other party under any such contract or agreement (or purported contract or agreement) or instrument. Except as set forth on the CONTRACTS SCHEDULE, with respect to each contract, agreement, or instrument set forth on the Contracts Schedule as well as each Other Contract: (x) the acquisition of the stock and change in control of the Acquired Companies (as the case may be) as contemplated under this Agreement will not result in a breach of or default under any such contract, agreement, or instrument, or otherwise cause such contract, agreement, or instrument to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (y) no Seller Entity or Acquired Company has received written notice of the intention of any party to such contract, agreement, or instrument to cancel, terminate or renegotiate in any material respect any such contract, agreement or instrument; and (z) to the knowledge of the Company, there has not been any breach or anticipated breach by any other party to such contract, agreement or instrument.

                  (d) The Seller has provided the Purchaser with a true and correct copy of all written contracts which are disclosed on the CONTRACTS SCHEDULE (other than contracts for which an Acquired Company is not a party or bound), in each case together with all amendments, waivers, or other changes thereto (all of which are disclosed on the CONTRACTS SCHEDULE). The CONTRACTS SCHEDULE contains an accurate and complete description of all material terms of all oral contracts referred to therein.

         SECTION 5.12      PROPRIETARY RIGHTS.

                  (a) The "PROPRIETARY RIGHTS SCHEDULE" attached hereto contains a complete and accurate list of all registered Proprietary Rights owned or used by the Acquired Companies and all applications for the registration of other Proprietary Rights filed by the Acquired Companies. The PROPRIETARY RIGHTS SCHEDULE also contains a complete and accurate list of all material unregistered
(i) trade names, trademarks, service marks, copyrights, proprietary information systems and proprietary databases owned by the Acquired Companies (collectively, the "UNREGISTERED PROPRIETARY RIGHTS"); and (ii) computer software owned and/or used by the Acquired Companies other than commercially available "off-the-shelf" software with a license fee of less than $50,000 in the aggregate for all copies of a particular software application.

                  (b) Except as set forth on the PROPRIETARY RIGHTS SCHEDULE, (i) each Acquired Company owns and possesses free and clear of all Liens (except Permitted Liens), all right, title, and interest in and to, or has the right to use pursuant to a valid and enforceable license, the Proprietary Rights used in or necessary for the operation of such Acquired Company's business as currently conducted; (ii) no Acquired Company has received any notice of invalidity, infringement, or misappropriation from any third party with respect to any Proprietary Rights of any Acquired Company or of any third party; (iii) to the knowledge of the Company, no Acquired Company has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of any third parties; and (iv) to the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of any Acquired Company.

         SECTION 5.13 LITIGATION; PROCEEDINGS. Except as set forth on the "LITIGATION SCHEDULE" attached hereto, there are no actions, suits, proceedings, orders, judgments, decrees, or, to the knowledge of the Company, investigations pending or threatened against any Acquired Company (or against any of their respective officers, directors, agents, or employees (in each case, in their capacity as such)) at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign. No Acquired Company is subject to any outstanding order, judgment, or decree issued by any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or any arbitrator. The Litigation Schedule sets forth accurately and reasonably completely the following information with respect to each matter listed thereon: the name of and parties to the proceeding, the date of the commencement of the proceeding, the status of the proceeding (e.g., in settlement talks, discovery, trial, appeal, etc.), a brief statement of the nature of the claim, the amount being claimed and/or the nature of other relief sought, the amount of reserves taken, if any, on the Latest Balance Sheet in respect of such proceeding. There is no claim, action, suit, proceeding or, to the knowledge of the Seller Entities, governmental investigation pending or threatened against the Seller Entities, by or before any court, governmental or regulatory authority or by any third party which challenges the validity of this Agreement or which would be reasonably likely to adversely affect or restrict the Seller Entities' ability to consummate the transactions contemplated hereby.

         SECTION 5.14 BROKERAGE. Except as set forth on the "BROKERAGE SCHEDULE" attached hereto, there are no claims for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Acquired Company or the Seller Entities.

         SECTION 5.15 GOVERNMENTAL LICENSES AND PERMITS. The "LICENSE SCHEDULE" attached hereto contains a complete listing and summary description of all material Licenses owned or possessed by any Acquired Company or used by any Acquired Company in the conduct of its business. Except as indicated on the LICENSE SCHEDULE, each Acquired Company owns or possesses such right in and to all Licenses which are necessary to conduct such Acquired Company's business as presently conducted and shall use its reasonable efforts to maintain all such Licenses. No loss or expiration of any License is pending or, to the Company's knowledge, threatened or reasonably foreseeable (including, without limitation, as a result of the transactions contemplated hereby except as noted on the LICENSE SCHEDULE) other than expiration in accordance with the terms thereof. The Acquired Companies have not received any notice of any alleged violation of any License. To the knowledge of the Company, each Contracted Nonprofit has all material Licenses required to conduct its business and operations as presently conducted.

         SECTION 5.16 EMPLOYEES. Except as set forth on the "EMPLOYEES SCHEDULE" attached hereto: (a) to the knowledge of the Company, no key executive employee and no group of employees, mentors or independent contractors of any Acquired Company has given notice that they intend to terminate his, her, or their employment or relationship with any Acquired Company; (b) each Acquired Company has complied in all material respects with all Applicable Laws relating to the employment of personnel and labor; (c) no Acquired Company is a party to or bound by any collective bargaining agreement, nor has any Acquired Company experienced any material strikes, grievances, unfair labor practices claims, or other material employee or labor disputes in the last five years; (d) no Acquired Company has engaged in any unfair labor practice; and (e) the Company has no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any Acquired Company.

         SECTION 5.17      EMPLOYEE BENEFIT PLANS.

                  (a) Other than benefit plans for which the Acquired Companies have been indemnified pursuant to Section 8.2(a)(vi), the "BENEFIT PLANS SCHEDULE" attached hereto lists all bonus, deferred or incentive compensation, profit sharing, retirement, vacation, sick leave, hospitalization or severance plans, "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and material fringe benefit plans sponsored, maintained or contributed to by any Acquired Company for the purpose of providing benefits to the employees of the Acquired Companies or with respect to which any Acquired Company has any liability (the "PLANS"). The BENEFIT PLANS SCHEDULE sets forth accurately a summary description of all of the Acquired Companies' bonus plans and all bonuses (whether performance, annual, stay, retention or otherwise) and all deferred compensation and similar items (whether declared, undeclared or accrued) owing to any employee of, or independent contractor to, any Acquired Company (the "BONUSES"). The BENEFIT PLANS SCHEDULE sets forth, with respect to each type of Bonus and with respect to each individual beneficiary thereof, the following information: the amount accrued, the amount declared, and the obligor thereon; provided, however, that to the extent that a bonus amount cannot be reasonably estimated, no amount declared with respect to such bonus will be listed on the BENEFIT PLANS SCHEDULE. None of the Plans are subject to Title IV of ERISA nor provide for medical or life insurance benefits to retired or former employees of any Acquired Company (other than as required under Code Section 4980B, or similar state law). Each Acquired Company is not a participating or contributing employer in any "multiemployer plan" (as defined in Section 3(37) of ERISA) with respect to employees of the Acquired Companies nor has any Acquired Company have any actual or potential withdrawal liability with respect to any multiemployer plan or any liability in connection with the termination or reorganization of any multiemployer plan.

                  (b) Except as set forth in the BENEFIT PLANS SCHEDULE, each such Plan is in all material respects in compliance, and has been administered in all material respects in accordance, with its terms and the applicable provisions of ERISA and the Code and all other Applicable Laws, including, but not limited to, medical continuation under Code Section 4980B. Except as set forth in the BENEFIT PLANS SCHEDULE, no Acquired Company has (i) engaged in any transaction prohibited by ERISA or the Code; (ii) breached any fiduciary duty owed by it with respect to the Plans described above; or (iii) failed to file and distribute timely and properly all reports and information required to be filed or distributed in accordance with ERISA or the Code.

                  (c) Without material exception, all contributions, premiums or payments under or with respect to each Plan which are due on or before the Closing Date have been paid, or to the extent such payments are not yet due, have been accrued to the extent such accrual is required.

                  (d) Except as set forth in the BENEFIT PLANS SCHEDULE, each Plan which is intended to be qualified under section 401(a) of the Code (i) has been amended to reflect all requirements of the Tax Reform Act of 1986 and all subsequent legislation which is required to be adopted prior to the end of the applicable remedial amendment period and (ii) has received from the Internal Revenue Service a favorable determination letter which considers the terms of the Plan as amended for such changes in law.

                  (e) Except as set forth in the BENEFIT PLANS SCHEDULE and except with respect to employer contributions obligations under the Plans, each Acquired Company has not incurred and has no reason to expect that it will incur, any liability to the Pension Benefit Guaranty Corporation (other than non-delinquent premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any employee pension benefit plan that any Acquired Company or any other entity, that together with any Acquired Company is treated as a single employer under Section 414 of the Code, maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute.

                  (f) Each individual who has received compensation for the performance of services on behalf of any Acquired Company has been properly classified as an employee or independent contractor in accordance with Applicable Laws.

         SECTION 5.18 INSURANCE. The attached "INSURANCE SCHEDULE" contains a description of insurance coverages presently in force for the benefit of the Acquired Companies with respect to their properties, assets and businesses (specifying, with respect to each policy, the insurer, amount of coverage, type of insurance, retroactive date, expiration date, risks insured and any pending claims thereunder) and a list of all claims made under any insurance policies and binders since January 1, 1998 (specifying the nature and amount of the claim, current status and resolution, if any), and each such policy will be in full force and effect as of the Closing. No Acquired Company is in default in any material respect with respect to its obligations under any insurance policy maintained by it, and no Acquired Company has been denied insurance coverage. Except as set forth on the INSURANCE SCHEDULE, no Acquired Company has any self-insurance or co-insurance programs, and the reserves set forth on its Latest Balance Sheet are adequate to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs. Except as set forth on the Insurance Schedule, there are no outstanding unpaid premiums or claims, and there are no provisions for retroactive or retrospective premium adjustments. Except as set forth on the INSURANCE SCHEDULE, no notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, any such policy or binder has been received by the Acquired Companies. The INSURANCE SCHEDULE also contains a description of all outstanding bonds and other surety arrangements issued or entered into in connection with the businesses of the Acquired Companies.

         SECTION 5.19 OFFICERS AND DIRECTORS; BANK ACCOUNTS. The "OFFICERS, DIRECTORS, AND BANK ACCOUNTS SCHEDULE" attached hereto lists all officers and directors of each Acquired Company, and all bank accounts, safety deposit boxes, and lock boxes (designating each authorized signatory with respect thereto) for each Acquired Company.

         SECTION 5.20 AFFILIATE TRANSACTIONS. Except as disclosed on the "AFFILIATED TRANSACTIONS SCHEDULE" attached hereto, no Insider is a party to any material agreement, contract, commitment, or transaction with any Acquired Company or which is pertaining to the business of any Acquired Company or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of any Acquired Company.

         SECTION 5.21 COMPLIANCE WITH LAWS. Except as set forth on the Schedules to this Agreement, each Acquired Company and, to the Company's knowledge, each Contracted Nonprofit, and each of their respective officers, directors, agents (in their capacity as such), and employees have complied in all material respects with and are in material compliance with all Applicable Laws which are applicable to the business, business practices, or any owned or leased properties of any Acquired Company and to which any Acquired Company or Contracted Nonprofit may be subject, and, except as set forth on the Schedules to this Agreement, no material claims have been filed against any Acquired Company or, to the Company's knowledge, Contracted Nonprofit alleging a violation of any such laws or regulations, and none of the Acquired Company, the Seller Entities or, to the Company's knowledge, the Contracted Nonprofits has received notice of any such violations.

         SECTION 5.22 HEALTH CARE MATTERS. Except as set forth on the "HEALTH CARE MATTERS SCHEDULE" attached hereto:

                  (a) No action has been taken or recommended by any governmental or regulatory official, body or authority, either to revoke, withdraw or suspend any License to operate the Acquired Companies or to terminate or decertify any participation of any of the Acquired Companies in the Medicare, Medicaid or other state or federal programs, nor is there any decision not to renew any provider agreement related to the Acquired Companies. To the extent applicable to their respective businesses, the Acquired Companies have met and do meet, without material exception, the conditions for participation in the Medicare, Medicaid and other state and federal programs, and there is no pending or, to the Company's knowledge, threatened proceeding or investigation under such programs involving the Acquired Companies.

                  (b) Each of the licensed health care providers employed by the Acquired Companies and, to the knowledge of the Company, each of the licensed health care providers and mentors retained by the Acquired Companies are duly licensed to the extent required to practice their respective professions in each of the jurisdictions in which he or she provides services.

                  (c) The Acquired Companies have not claimed or received reimbursements from the Medicare, Medicaid, any state or federal program or any other third-party payor materially in excess of the amounts permitted by law, except as and to the extent that liability for such overpayment has already been satisfied or for which adequate provision has been made in the financial statements.

                  (d) None of the Acquired Companies nor any employee or, to the Company's knowledge, agent of the Acquired Companies have engaged in any activities which are prohibited under Federal Medicare and Medicaid statutes (including without limitation 42 U.S.C. Sections 1320a-7, 1320a-7a, 1320a-7b, 1395nn and 1396b), the federal Civil False Claims Act (31 U.S.C. Section 3729 ET SEQ.), the Federal TRICARE statute, Title IV-E of the Social Security Act (including, without limitation, 42 U.S.C. 670 ET SEQ.) or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations.

                  (e) All cost reports ("COST REPORTS") required to be filed by the Acquired Companies under the Social Security Act or any other applicable governmental laws or regulations or private provider rules have been prepared and filed in accordance in all material respects with applicable laws, rules and regulations. Except for disputes between any of the Acquired Companies and the intermediary which concern the payment of an individual claim (as opposed to such disputes concerning the right of the Acquired Companies to receive Medicare or Medicaid reimbursement generally or to participate in the Medicare or Medicaid programs), there is no dispute between any of the Acquired Companies and any governmental authorities or the Medicare fiscal intermediary regarding such cost reports other than with respect to adjustments thereto made in the ordinary course of business which do not involve amounts in excess of $150,000 in the aggregate. None of the Acquired Companies is subject to any pending but unassessed Medicare or Medicaid claim payment adjustments, except to the extent the Acquired Companies has established adequate reserves for such adjustments.

                  (f) None of the Acquired Companies has any outstanding obligation to repay any loans, grants, or loan guarantees, or to provide uncompensated care in consideration thereof, pursuant to the Hill-Burton Act (42 U.S.C. Section 291a ET SEQ.).

                  (g) The Acquired Companies and their respective stockholders, employees, agents or persons who provide professional services under agreements with the Acquired Companies have not engaged in any activities in connection with the business of any Acquired Company which are prohibited under the Federal Controlled Substances Act, 21 U.S.C. Section 801 ET SEQ. or the regulations promulgated pursuant to such statute or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.

         SECTION 5.23 ENVIRONMENTAL MATTERS. Except as set forth on the "ENVIRONMENTAL SCHEDULE" attached hereto:

                  (a) Each Acquired Company has complied in all material respects with and is currently in compliance in all material respects with all Environmental and Safety Requirements, and neither any Acquired Company nor the Seller Entities has received any oral or written notice, report, or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise) or any corrective, investigatory, or remedial obligations arising under Environmental and Safety Requirements which relate to any Acquired Company or any of their respective properties or facilities.

                  (b) Without limiting the generality of the foregoing, each Acquired Company has obtained and complied in all material respects with, and is currently in compliance in all material respects with, all permits, licenses, and other authorizations that may be required pursuant to any Environmental and Safety Requirements for the occupancy of such Acquired Company's respective properties or facilities or the operation of such Acquired Company's respective businesses. A list of all such permits, licenses, and other authorizations which are material to any Acquired Company is set forth on the ENVIRONMENTAL SCHEDULE.

                  (c) Neither this Agreement, nor the other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby shall impose any obligations on any Acquired Company or otherwise for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental and Safety Requirements (including, without limitation, any so called "transaction-triggered" or "responsible property transfer" laws and regulations).

                  (d) None of the following exists at any property or facility owned, occupied, or operated by any Acquired Company:
asbestos-containing material in any form or condition, other than in amounts that would not be harmful to persons and would not under law be required to be removed.

                  (e) No Acquired Company has ever treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released (as defined in CERCLA) any substance (including, without limitation, any hazardous substance) except to the extent in compliance with Environmental and Safety Requirements or owned, occupied, or operated any facility or property, so as to give rise to liabilities of any Acquired Company for response costs, natural resource damages, or attorneys' fees pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or any other Environmental and Safety Requirements.

                  (f) Without limiting the generality of the foregoing, no facts, events, or conditions relating to the past or present properties, facilities, or operations of any Acquired Company shall give rise to any material corrective, investigatory, or remedial obligations pursuant to Environmental and Safety Requirements, or give rise to any other material liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise) pursuant to Environmental and Safety Requirements, including, without limitation, those liabilities relating to onsite or offsite Releases or threatened Releases of hazardous materials, substances or wastes, personal injury, property damage, or natural resources damage.

                  (g) No Acquired Company has, either expressly or by operation of law, assumed or undertaken any liability or corrective investigatory or remedial obligation of any other Person relating to any Environmental and Safety Requirements.

         SECTION 5.24 EARNOUT OBLIGATIONS. The "EARNOUT SCHEDULE" sets forth, accurately and completely, the following information with respect to the businesses acquired by the Acquired Companies prior to the Closing Date (the "PREVIOUS ACQUISITIONS"):

                  (a) the amount of the Earnout Obligations for each Previous Acquisition;

                  (b) the title, parties and date of the agreement pursuant to which the Previous Acquisition was acquired by the Acquired Companies including any material ancillary agreements related thereto and any amendments thereto; and

                  (c) the aggregate payments made by the Acquired Companies in respect of such Earnout Obligations and the maximum remaining liability after the date hereof (and the date(s) on which payment of such liability would be due) with respect to such Previous Acquisition for the deferred purchase price of stock, assets or other property acquired in such acquisition, whether contingent or otherwise.

        SECTION 5.25 ABSENCE OF CERTAIN BUSINESS PRACTICES. The Acquired Companies have not directly or indirectly given or agreed to give any gift or similar benefit to any customer employee or representative, government employee, or other Person who was or is in a possible position to help or hinder the Acquired Companies, which gift or benefit: (i) could reasonably be expected to subject any Person to damages or penalties in a criminal proceeding, (ii) could reasonably be expected to cause a Material Adverse Effect if not given, or (iii) could reasonably be expected to cause a Material Adverse Effect if not continued.

         SECTION 5.26 CLIENT INCIDENTS. To the knowledge of the Company, the Risk Database sets forth an accurate and complete list of each Incident which has occurred since the Risk Database was implemented.

         SECTION 5.27 DISCLOSURE. To the knowledge of the Seller Entities, neither this Agreement, the other Transaction Documents, nor any of the schedules, attachments or exhibits hereto, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, not misleading.

         SECTION 5.28 SCHEDULE UPDATES. In the event that the Seller becomes aware that the information contained in the representations and warranties set forth in this Article V or in the schedules hereto is no longer true and correct, it shall promptly notify the Purchaser in writing (each, a "SCHEDULE UPDATE"). Each Schedule Update delivered to the Purchaser shall be deemed to modify the representations and warranties herein for purposes of any claims for indemnification pursuant to SECTION 8.2(a)(i) below, as long as such Schedule Update discloses facts, events or circumstances which occurred after the date hereof. No Schedule Update shall be deemed to modify the representations and warranties herein for purposes of determining whether or not the conditions to Closing set forth in Article III above have been satisfied.

                   ARTICLE VI -- REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

                  As a material inducement to the Seller Entities to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller that:

         SECTION 6.1 ORGANIZATION. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

         SECTION 6.2 AUTHORIZATION OF TRANSACTIONS. The Purchaser has all requisite organizational power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The board of directors of the Purchaser has duly approved the Transaction Documents to which it is a party and has duly authorized the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby. No other corporate proceedings on the part of the Purchaser are necessary to approve and authorize the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby. All Transaction Documents to which the Purchaser is a party have been duly executed and delivered by the Purchaser and constitute the valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; and as limited by general principles of equity that restrict the availability of equitable remedies.

         SECTION 6.3 ABSENCE OF CONFLICTS. The execution, delivery, and performance of the Transaction Documents and the consummation of the transactions contemplated thereby by the Purchaser do not and shall not (a) conflict with or result in any breach of any of the terms, conditions, or provisions of, (b) constitute a material default under, (c) result in a material violation of, (d) give any third party the right to modify, terminate, or accelerate any obligation under, or (e) require any authorization, consent, approval, exemption, or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body or agency (except in connection with the HSR Act), under the provisions of the charter or bylaws of the Purchaser or any material indenture, mortgage, lease, loan agreement, or other material agreement or instrument to which the Purchaser is bound or affected, or any material law, statute, rule, or regulation to which the Purchaser is subject (except in connection with the HSR Act) or any material judgment, order, or decree to which the Purchaser is subject.

         SECTION 6.4 LITIGATION. There is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of the Purchaser, threatened against the Purchaser, by or before any court, governmental or regulatory authority or by any third party which challenges the validity of this Agreement or which would be reasonably likely to adversely affect or restrict the Purchaser's ability to consummate the transactions contemplated hereby.

         SECTION 6.5 FINANCING. Attached hereto as EXHIBIT D is a true and correct copy of (i) the senior debt financing commitment letter (the "SENIOR DEBT COMMITMENT LETTER") issued to the Purchaser by Fleet National Bank on or about the date of this Agreement and (ii) the commitment letter issued to the Purchaser by Madison Dearborn Capital Partners III, L.P. on or about the date of this Agreement, in each case, in order to consummate the transactions contemplated hereby, and to fund the working capital requirements of the Company after the Closing ((i) and (ii) collectively, the

"COMMITMENT LETTERS"). Each of the Commitment Letters is in full force and effect, and the Purchaser has not violated or breached any of the terms and conditions of the Commitment Letters.

         SECTION 6.6 BROKERAGE. There are no claims for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser.

         SECTION 6.7 SCHEDULE UPDATES. In the event that the Purchaser becomes aware that the information contained in the representations and warranties set forth in this Article VI is no longer true and correct, it shall promptly notify the Seller in writing.

         SECTION 6.8 PURCHASE FOR INVESTMENT. The Purchaser is purchasing the Acquired Stock for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. The Purchaser is an "accredited investor" for purposes of applicable U.S. federal and state securities laws and regulations.

                           ARTICLE VII -- TERMINATION

         SECTION 7.1 TERMINATION. This Agreement may be terminated at any time before the Closing:

                  (a) by mutual written consent of the Parent and the Purchaser;

                  (b) by the Seller or the Purchaser if there has been a material misrepresentation or breach on the part of the other Party of the representations, warranties, or covenants set forth in this Agreement or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating Party's obligations to consummate the transactions contemplated hereby unless, in either case, such terminating Party's willful or knowing breach of this Agreement has caused the condition to be unsatisfied; or

                  (c) by the Parent or the Purchaser if the Closing has not occurred on or before April 15, 2001; provided, however, that neither the Parent nor the Purchaser shall be entitled to terminate this Agreement pursuant to this
Section 7.1(c) if such Party's willful or knowing breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or before such time; PROVIDED, FURTHER, that (i) the Purchaser may extend the above date until May 15, 2001 if necessary to satisfy the conditions referred to in Sections 3.1(c) or Section 3.1(f) if all other conditions are satisfied (or would be capable of being satisfied if the conditions in Section 3.1(c) or 3.1(f) were satisfied) and (ii) the Seller may extend the above date until May 15, 2001, if necessary, to satisfy the conditions referred to in Sections 3.2(c) or Section 3.2(d) if all other conditions are satisfied (or would be capable of being satisfied if the conditions in Section 3.2(c) or 3.2(d) were satisfied).

         SECTION 7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Parent or the Purchaser as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party to any other Party under this Agreement, except that the provisions of this Section 7.2, Sections 9.1 and 9.4 and Article X shall continue in full force and effect and except that nothing herein shall relieve any Party from liability for any breach of this Agreement before such termination.

               ARTICLE VIII -- INDEMNIFICATION AND RELATED MATTERS

         SECTION 8.1 SURVIVAL. All representations, warranties, covenants, and agreements set forth in this Agreement or in any writing or certificate delivered in connection with this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby and shall not be affected by any examination made for or on behalf of any Party, the knowledge of any of such Party's officers, directors, stockholders, employees, or agents, or the acceptance of any certificate or opinion. Notwithstanding the foregoing, no Party shall be entitled to recover for any Loss pursuant to Section 8.2(a)(i),
Section 8.2(a)(ii) (but only to the extent such Loss relates to the breach of a covenant that by its terms does not continue after the Closing Date), Section 8.2(a)(iii) (but only to the extent such Loss relates to the breach of a covenant that by its terms does not continue after the Closing Date), Section 8.2(c)(i) or Section 8.2(c)(ii) (but only to the extent such Loss relates to the breach of a covenant that by its terms does not continue after the Closing Date) unless written notice of a claim thereof is delivered to the other Party no later than the Applicable Limitation Date. For purposes of this Agreement, the term "APPLICABLE LIMITATION DATE" shall mean the date which is 24 months after the Closing Date; provided that the Applicable Limitation Date with respect to the following Losses shall be as follows: (i) with respect to any Loss arising from or related to a breach of the representations and warranties of the Seller set forth in Section 5.10 (Taxes), or Section 5.22 (Health Care Matters), the Applicable Limitation Date shall be the date on which the statute of limitations applicable to the statute, regulation or other authority which gave rise to such Loss expires, and (ii) with respect to any Loss arising from or related to a breach of the representations and warranties of the Seller set forth in Section
5.1 (Organization and Corporate Power), Section 5.2 (Authorization of Transactions), Section 5.4 (Capitalization), Section 5.9(a) (Title to Assets) or
Section 5.14 (Brokerage) and with respect to any Loss arising from or related to a breach of the representations and warranties of the Purchaser set forth in
Section 6.1 (Organization), Section 6.2 (Authorization of Transactions), or
Section 6.6 (Brokerage), there shall be no Applicable Limitation Date (i.e., such representations and warranties shall survive indefinitely). The representations and warranties described in clause (ii) of the preceding sentence are referred to as the "FUNDAMENTAL REPRESENTATIONS AND WARRANTIES."

         SECTION 8.2       INDEMNIFICATION.

                  (a) INDEMNIFICATION BY THE SELLER AND THE PARENT. The Seller and the Parent shall jointly and severally indemnify the Purchaser and the Acquired Companies, and each of the Purchaser's and the Acquired Companies' respective officers, directors, stockholders, employees, agents, representatives, affiliates, successors, and assigns (collectively, the "PURCHASER PARTIES") and hold each of them harmless from and against and pay on behalf of or reimburse such Purchaser

Parties in respect of any Loss which any such Purchaser Party may suffer, sustain, or become subject to, as a result of or relating to:

                           (i) the breach of any representation or warranty made by the Company, the Seller or the Parent contained in this Agreement or in any certificate delivered by the Company, the Seller or the Parent with respect thereto in connection with the Closing (in each case, determined without regard to any qualifications therein referencing the terms "materiality," "Material Adverse Effect," or other terms of similar import or effect);

                           (ii) the breach of any covenant or agreement made by the Company contained in this Agreement to be performed by the Company prior to or at the Closing;

                           (iii) the breach of any covenant or agreement made by the Seller or the Parent contained in this Agreement;

                           (iv) each of the matters set forth on the LITIGATION SCHEDULE, including, without limitation, any Schedule Updates thereto;

                           (v) all Earnout Obligations including, without limitation, all payments required to be made with respect thereto other than amounts included in the Actual Indebtedness Amount or the Actual Net Working Capital Amount;

                           (vi) any benefit plan sponsored, maintained or contributed to by any entity other than an Acquired Company, where such entity, together with an Acquired Company, is treated as a single employer under Section 414 of the Code;

                           (vii) any improper exclusion of employees from participation under the Magellan Health Services, Inc. Cash Accumulation Plan for Mentor Employees including, without limitation, costs of any correction made by the Acquired Companies under the Internal Revenue Service Employee Plans Compliance Resolution System;

                           (viii) any Guaranty Obligation of any Acquired Company (other than Guaranty Obligations in respect of Indebtedness of other Acquired Companies) including any Guaranty Obligation required to be listed on the CONTRACTS SCHEDULE but only if such Guaranty Obligation was in effect on or before the Closing Date;

                           (ix) telephone services provided by AT&T or an Affiliate thereof to the Acquired Companies prior to January 1, 2000 other than amounts included in the Actual Indebtedness Amount or the Actual Net Working Capital Amount;

                           (x) cost reports or other similar reports filed by an Acquired Company with the State of Maryland or an agency or instrumentality thereof prior to the Closing Date, including, without limitation, Losses that are from decreases in payment or reimbursement rates or amounts for periods after the Closing Date directly as a result of such cost reports or other similar reports;

                           (xi) any failure by an Acquired Company to file a Form 5500 annual report, including, without limitation, costs relating to the preparation and filing of any delinquent Form 5500 annual report and taxes and penalties assessed by the Internal Revenue Service or Department of Labor; or

                           (xii) each Incident occurring on or prior to the Closing Date.

The Seller and the Parent hereby acknowledge that they and their Affiliates will have no claims or rights to contribution or indemnity from the Acquired Companies or their officers and directors with respect to any amounts paid by any of them pursuant to this Section 8.2(a); provided, however, that this acknowledgment shall not affect the Seller's or the Parent's rights under
Section 8.2(b)(vi).

                  (b) LIMITATIONS ON INDEMNIFICATION BY THE SELLER AND THE PARENT. The indemnification provided for in Section 8.2(a) above is subject to the following limitations:

                           (i) The Seller and the Parent will be liable to the Purchaser Parties with respect to claims referred to in Section 8.2(a)(i), Section 8.2(a)(ii) (but only to the extent the related Loss relates to the breach of a covenant that by its terms does not continue after the Closing Date) and Section 8.2(a)(iii) (but only to the extent the related Loss relates to the breach of a covenant that by its terms does not continue after the Closing Date) only if a Purchaser Party gives a Seller Entity written notice thereof no later than the Applicable Limitation Date; provided that so long as the Purchaser delivers written notice of a good faith claim to a Seller Entity no later than the Applicable Limitation Date, the Seller Entities shall be required to indemnify the Purchaser Parties for all Losses (subject to the other limitations contained herein) which the Purchaser Parties may incur in respect of the matters which are the subject of such claim, regardless of when incurred.

                           (ii) The aggregate amount of all payments made by the Seller and the Parent in satisfaction of claims for indemnification pursuant to Section 8.2(a)(i), Section 8.2(a)(ii) (but only to the extent the related Loss relates to the breach of a covenant that by its terms does not continue after the Closing Date) and Section 8.2(a)(iii) (but only to the extent the related Loss relates to the breach of a covenant that by its terms does not continue after the Closing Date) shall not exceed $18,000,000 (the "CAP"); provided, however, that the Cap shall not apply with respect to any Losses resulting from or relating to breaches of any Fundamental Representations and Warranties and such Losses shall not count towards satisfaction of the Cap; provided further, however, that the liability of the Seller Entities pursuant to Section 8.2 for all Losses, including those relating to breaches of Fundamental Representations and Warranties, shall not exceed, in the aggregate the sum of the Purchase Price and the portion of the Actual Indebtedness Amount that was owed to the Seller or the Parent or their respective Affiliates as of the close of business on the day before the Closing Date. No party shall be liable to indemnify any other party for any consequential or punitive damages, other than those owing to third parties, if any. The aggregate amount of all payments made by the Seller and the Parent in satisfaction of claims for indemnification pursuant to Section 8.2(a)(x) shall not exceed $636,000.

                           (iii) The Seller and the Parent shall not be liable to indemnify any Purchaser Parties pursuant to Section 8.2(a)(i), Section 8.2(a)(ii) (but only to the extent the related Loss relates to the breach of a covenant that by its terms does not continue after the Closing Date) and Section 8.2(a)(iii) (but only to the extent the related Loss relates to the breach of a covenant that by its terms does not continue after the Closing Date) unless and until the Purchaser Parties have collectively suffered Losses by such breaches or pursuant to such Section in excess of a $1,500,000 aggregate basket ("BASKET") (at which point, subject to the other limitations herein, the Seller and the Parent will be liable to the Purchaser Parties for all Losses in excess of such Basket); provided, however, that the Basket shall not apply with respect to any Losses resulting from or relating to breaches of any Fundamental Representations and Warranties and such Losses shall not count towards satisfaction of the Basket.

                           (iv) The Seller Entities' indemnification obligations under Section 8.2(a)(xii) shall be reduced as follows. To the extent the Seller Entities are not entitled to reimbursement pursuant to insurance policies (or loss portfolio transfer agreements, indemnification agreements or the like) in respect of Losses for which the Purchaser Parties would otherwise be entitled to indemnification from the Seller Entities under Section 8.2(a)(xii) but for the application of this clause (iv) (the "UNCOVERED INCIDENT CLAIMS"), then for the first $1.0 million of Uncovered Incident Claims, the Seller Entities and the Purchaser shall share responsibility, on an 80% and 20% pro rata basis respectively, for the Losses in respect of such claims, after which point the Seller Entities shall be liable for 100% of all further Uncovered Incident Claims. Nothing in this clause
          (iv) shall be deemed to limit or modify the parties' rights and obligations under Section 9.11.

                           (v)      If the Seller's or the Parent's
          indemnification obligation under this Section 8.2 arises in respect of any indemnifiable event (A) which a Purchaser Party receives indemnification from the Seller or the Parent and (B) which results in any Tax benefit to such Purchaser Party for any taxable period (or portion thereof) beginning and ending after the Closing Date which would not, but for such indemnifiable event, be available, such Purchaser Party shall pay, or shall cause to be paid, to the Seller or the Parent an amount equal to the actual Tax saving produced by such Tax benefit reduced by the amount of any Tax detriment to such Purchaser Party as a result of the receipt of such indemnification. Tax benefits and detriments shall be taken into account as and when actually realized. The amount of any such Tax saving for any taxable period shall be the amount of the reduction in Taxes payable to a Tax authority by such Purchaser Party with respect to such Tax period (net of any Tax detriment resulting from the receipt of the indemnity payment) as compared to the Taxes that would have been payable to a Tax authority by such Purchaser Party with respect to such Tax period in the absence of such Tax benefit. The Purchaser Party realizing such tax benefits shall notify the Seller or the Parent upon realizing such tax benefits.

                           (vi)    Any payment made by the Seller or the
         Parent to a Purchaser Party pursuant to this Section 8.2 in respect of any indemnifiable event shall be net of any insurance proceeds realized by and paid to such Purchaser Party in respect of such claim. Such Purchaser Party shall use its reasonable efforts to make insurance claims relating to any indemnifiable event for which it is seeking indemnification pursuant to this Section 8.2; provided that such Purchaser Party shall not be obligated to make such an insurance claim if the cost of pursuing such an insurance claim together with any corresponding increase in insurance premiums or other chargebacks to such Purchaser Party, as the case may be, would exceed the value of the claim for which such Purchaser Party is seeking indemnification.

                           (vii)    The indemnification rights provided
         hereunder shall be the exclusive remedy of the Purchaser Parties with respect to any dispute arising out of or related to this Agreement, except for the right to seek specific performance of any of the agreements contained herein.

Notwithstanding any implication to the contrary contained in this Agreement, the limits on indemnification set forth in this Agreement shall not apply to claims in the case of fraud by either of the Seller Entities.

                  (c) INDEMNIFICATION BY THE PURCHASER. The Purchaser shall indemnify the Seller Entities and hold the Seller Entities and the Seller Entities' respective officers, directors, stockholders, employees, agents, representatives, affiliates, successors, and assigns (collectively, the "SELLER PARTIES") harmless from and against and pay on behalf of or reimburse such Seller Parties in respect of any Loss which such Seller Party may suffer, sustain, or become subject to, as a result of or relating to:

                           (i)      the breach of any representation or
         warranty made by the Purchaser contained in this Agreement or in any certificate delivered by the Purchaser with respect thereto in connection with the Closing (in each case, determined without regard to any qualifications therein referencing the terms "materiality," "Material Adverse Effect," or other terms of similar import or effect); or

                           (ii) the breach of any covenant or agreement made by the Purchaser contained in this Agreement.

                  (d) LIMITATIONS ON INDEMNIFICATION BY THE PURCHASER. The indemnification provided for in SECTION 8.2(c) above is subject to the following limitations:

                           (i) The Purchaser will be liable to the Seller Parties with respect to claims referred to in SECTION 8.2(c)(i) and
         SECTION 8.2(c)(ii) (but only to the extent the related Loss relates to the breach of a covenant that by its terms does not continue after the Closing Date) only if the Seller gives the Purchaser written notice thereof within the Applicable Limitation Date; provided that so long as the Seller delivers written notice of a good faith claim to the

         Purchaser no later than the Applicable Limitation Date, the Purchaser shall be required to indemnify the Seller Parties for all Losses (subject to the other limitations contained herein) which the Seller Parties may incur in respect of the matters which are the subject of such claim, regardless of when incurred;

                           (ii)     If the Purchaser's indemnification
         obligation under this SECTION 8.2 arises in respect of any indemnifiable event (A) for which a Seller Party receives indemnification from the Purchaser and (B) which results in any Tax benefit to such Seller Party for any taxable period (or portion thereof) beginning and ending after the Closing Date which would not, but for such indemnifiable event, be available, such Seller Party shall pay, or shall cause to be paid, to the Purchaser an amount equal to the actual Tax saving produced by such Tax benefit reduced by the amount of any Tax detriment to such Seller Party as a result of the receipt of such indemnification. Tax benefits and detriments shall be taken into account as and when actually realized. The amount of any such Tax saving for any taxable period shall be the amount of the reduction in Taxes payable to a Tax authority by such Seller Party with respect to such Tax period (net of any Tax detriment resulting from the receipt of the indemnity payment) as compared to the Taxes that would have been payable to a Tax authority by such Seller Party with respect to such Tax period in the absence of such Tax benefit and the Seller Party realizing such Tax benefits shall notify the Purchaser upon realizing such Tax benefits;

                           (iii) Any payment made by the Purchaser to a Seller Party pursuant to this SECTION 8.2 in respect of any indemnifiable event shall be net of any insurance proceeds realized by and paid to such Seller Party in respect of such claim. Such Seller Party shall use its reasonable efforts to make insurance claims relating to any indemnifiable event for which it is seeking indemnification pursuant to this SECTION 8.2; provided that such Seller Party shall not be obligated to make such an insurance claim if such Seller Party in its reasonable judgment believes the cost of pursuing such an insurance claim together with any corresponding increase in insurance premiums or other chargebacks to such Seller Party, as the case may be, would exceed the value of the claim for which such Seller Party is seeking indemnification; and

                           (iv)     The indemnification rights provided
         hereunder shall be the exclusive remedy of the Seller Parties with respect to any dispute arising out of or related to this Agreement, except for the right to seek specific performance of any of the agreements contained herein.

Notwithstanding any implication to the contrary contained in this Agreement, the limits on indemnification set forth in this Agreement shall not apply to claims in the case of fraud by the Purchaser.

In the event a Purchaser Party has a claim for indemnification pursuant to
Section 8.2(a) for which (A)(i) the Parent agrees in writing that the Purchaser Party is entitled to indemnification or (ii) a final non-appealable order of a court of competent jurisdiction is rendered in favor of the Purchaser Party and (B) the Parent has failed to satisfy such claim in full within ten business days of notice of the issuance of such final, non-appealable court order or the date of the written agreement with respect thereto, then the Purchaser may, at its option, cause the Parent and Seller to satisfy such indemnification obligation by notifying the Seller that the Purchaser is reducing the amount owing, without duplication, under either or both Seller Notes; provided, however, that the Purchaser shall not reduce the amount owing under any Seller Note at any time when such Seller Note is owned and held by a Person other than the Seller Entities and their Affiliates; provided, however, that the Seller shall (and shall cause its Affiliates to) give to the Purchaser not less than 30 days prior written notice before transferring any Seller Note to a Person other than the Seller Entities and their Affiliates. This shall affect the timing and amount of payments required under each Seller Note in the same manner as if the Purchaser has made a permitted prepayment thereunder.

                  (e) PROCEDURES. If a party hereto seeks indemnification under this Article VIII, such party (the "INDEMNIFIED PARTY") shall promptly give written notice to the other party (the "INDEMNIFYING PARTY") after receiving written notice of any action, lawsuit, proceeding, investigation, or other claim against it (if by a third party) or discovering the liability, obligation, or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have prejudiced the Indemnifying Party. In that regard, if any action, lawsuit, proceeding, investigation, or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article VIII, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation, or other claim giving rise to the Indemnified Party's claim for indemnification at the Indemnifying Party's expense and option and (subject to the limitations set forth below) shall be entitled to control and appoint lead counsel of such defense (including the defense of a particular claim in a proceeding involving multi-party claims) with reputable counsel reasonably acceptable to the Indemnified Party; provided that, as a condition precedent to the Indemnifying Party's right to assume control of such defense, it must first agree in writing to be fully responsible for all Losses relating to such claims and to provide full indemnification to the Indemnified Party for all Losses relating to such claim; and provided further that the Indemnifying Party shall not have the right to assume control of such defense (but shall have the right to participate) and shall pay the reasonable fees and expenses of counsel reasonably acceptable to the Seller retained by the Indemnified Party, if the claim which the Indemnifying Party seeks to assume control (each, an "INDEMNIFIED PARTY CONTROLLED PROCEEDING") (i) involves or relates to abuse, neglect, mistreatment or other misconduct relating to a client managed or served, directly or indirectly, by any Acquired Company, (ii) involves a claim to which the Indemnified Party reasonably believes could be detrimental to or injure the Indemnified Party's reputation, customer or supplier relations or future business prospects, (iii) seeks non-monetary relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages), (iv) involves criminal allegations, (v) is one in which the Indemnifying Party is also a party and joint representation would be inappropriate or there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party, or (vi) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend. With respect to actions, lawsuits, proceedings and investigations or other claims asserted by a third party which are outstanding as of the Closing Date, if the Seller Entities are currently defending such action, lawsuit, proceeding, investigation or other claim, the Seller Entities shall have the right to control such defense subject to the right of the Purchaser Parties to divest the Seller Entities of such right if such action, lawsuit, proceeding, investigation or other claim would be an Indemnified Party Controlled Proceeding hereunder. Similarly, notwithstanding anything herein to the contrary, the Seller Entities shall have the right to control the disposition of the matter referred to in Section 8.2(a)(vii). Notwithstanding anything herein to the contrary, the Purchaser shall have the right to control the disposition of the matter referred to in Section 8.2(a)(x); provided, however, that the Purchaser shall use its reasonable efforts to mitigate the amount of any Losses suffered by the Purchaser Parties in connection with such matter.

                  If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless the employment thereof has been specifically authorized by the Indemnifying Party in writing.

                  If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction, or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim.

                  (f) TAX TREATMENT. Amounts paid to or on behalf of a Seller Entity or the Purchaser as indemnification shall be treated as adjustments to the Purchase Price for Tax purposes.

                      ARTICLE IX -- ADDITIONAL AGREEMENTS

         SECTION 9.1 PRESS RELEASES AND ANNOUNCEMENTS. Before the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers, or suppliers of any Acquired Company shall be issued by any Party without the mutual approval of all Parties, except for any public disclosure which any Party in good faith believes is required by law or regulation (in which case the disclosure shall be prepared jointly by the Seller and the Purchaser). After the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers, or suppliers of any Acquired Company shall be issued by the Parent, the Seller or their respective Affiliates without the prior approval of the Purchaser, except for any public disclosure which the


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


Seller in good faith believes is required by law or regulation (in which case the disclosure shall be prepared jointly by the Seller and the Purchaser).

         SECTION 9.2 FURTHER TRANSFERS. Each Party shall execute and deliver such further instruments of conveyance and transfer and take such additional action as any other Party may reasonably request to effect, consummate, confirm, or evidence the consummation of the transactions contemplated hereby.

         SECTION 9.3 SPECIFIC PERFORMANCE. The Seller Entities acknowledge that the Acquired Companies' businesses are unique and recognize and affirm that in the event of a breach of this Agreement by the Seller Entities, money damages may be inadequate and the Purchaser may have no adequate remedy at law. Accordingly, the Seller Entities agree that the Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the Seller Entities' obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive, and/or other equitable relief, in each case without the requirement of posting a bond or proving actual damages.

         SECTION 9.4 EXPENSES. The Parties shall pay all of their own fees, costs, and expenses (including, without limitation, fees, costs and expenses of legal counsel, accountants, investment bankers, brokers, or other representatives and consultants and appraisal fees, costs, and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (collectively, the "TRANSACTION EXPENSES"); it being understood that if the transactions contemplated hereby are consummated, the Company shall reimburse the Purchaser and its investors for all of their Transaction Expenses; it being further understood that no such Transaction Expenses of the Purchaser shall be recorded on the books of the Company prior to the Closing or taken into account in the Cash Amount or the Net Working Capital Amount. At the request of the Seller, the Transaction Expenses for which the Seller is liable pursuant to this SECTION 9.4 may be deducted from the Purchase Price and paid directly to the Seller's legal counsel, investment bankers and other agents and representatives. To the extent that any Acquired Company pays or becomes liable with respect to any Transaction Expenses of the Seller Entities or any Acquired Company, the Purchase Price shall be reduced dollar-for-dollar.

         SECTION 9.5 NONCOMPETITION, NONSOLICITATION, AND CONFIDENTIALITY. From and after the Closing:

                  (a) NONCOMPETITION. In consideration of the mutual covenants provided for herein to the Seller Entities at the Closing, during the period beginning on the Closing Date and ending on the third anniversary of the Closing Date (the "NONCOMPETE PERIOD"), the Seller Entities shall not, and the Seller Entities shall cause their Affiliates to not, engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative, or otherwise) directly or indirectly in any Acquired Company's business as presently conducted which is the business that provides home or community based services to (i) at-risk children and youth who are behaviorally


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and/or medically involved, (ii) individuals with mental retardation and/or development disabilities, (iii) individuals with acquired brain injury or (iv) the elderly, in each case, anywhere within the United States; provided, that engaging in the existing business of the Seller Entities and their other Affiliates (including, without limitation, participation in joint ventures) as currently conducted on the date hereof shall not be deemed a violation of the foregoing; provided further that ownership of less than 5% of the outstanding stock of any publicly traded corporation shall not be deemed to be engaging solely by reason thereof in any of its businesses. The Parties hereto agree that the covenant set forth in this SECTION 9.5 is reasonable with respect to its duration, geographical area, and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision of this SECTION 9.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                  (b) NONSOLICITATION. The Seller Entities agree that, during the Noncompete Period, they will not (and will cause their Affiliates to not) directly or indirectly contact, approach, or solicit (other than a generally public solicitation such as a newspaper advertisement) for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor, or otherwise) any Person employed by, or under contract with, any Acquired Company, the Purchaser or any of their Affiliates, at any time before the Closing Date or during the Noncompete Period, without the prior written consent of the Purchaser.

                  (c) CONFIDENTIALITY. The Seller Entities shall treat and hold as confidential any information concerning the business and affairs of the Acquired Companies (including, without limitation, all Proprietary Rights) that is not already generally available to the public (the "CONFIDENTIAL INFORMATION"), refrain from using or disclosing any of the Confidential Information (i) except in connection with this Agreement or (ii) unless and only to the extent that such disclosure (after making reasonable efforts to avoid such disclosure and after advising and consulting with the Purchaser about possibly making, and the proposed contents of, such disclosure) is, in the opinion of the Seller Entities' legal counsel, required by applicable law, and at any time upon the reasonable request of the Purchaser deliver promptly to the Purchaser or destroy, at the request and option of the Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are in its possession or under its control other than any information the Seller Entities are required by law or regulation to maintain. In the event that either of the Seller Entities is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, it shall notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this SECTION 9.5(c).

                  (d) TRADE NAMES. The Seller Entities shall not use or permit any of their Affiliates to use the "National Mentor," "Mentor Network," or "Mentor" name (or any other trademarks, service marks, trade dress, trade names, logos or names used by any Acquired Company) or any names or symbols likely to be confusingly similar thereto in any manner anywhere in the world after Closing.

                  (e) REMEDY FOR BREACH. Each Seller Entity acknowledges and agrees that in the event of a breach of any of the provisions of this
SECTION 9.5, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the Company, the Purchaser, and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

         SECTION 9.6       TAX MATTERS.

                  (a)      CERTAIN DEFINITIONS.  As used in this Agreement:


                           "PARENT TAX GROUP" means the Affiliated Group of which the Parent is the common parent.

                           "PRE-CLOSING PERIOD" means any taxable period beginning before and ending on or before the Closing Date.

                           "STRADDLE PERIOD" means any taxable period beginning before and ending after the Closing Date.


                  (b)      RETURN FILING, REFUNDS, CREDITS AND TRANSFER TAXES.

                           (i) (A) The Seller Entities shall prepare, or cause to be prepared, all Tax Returns of or including each of the Acquired Companies for all Pre-Closing Periods (the "PRE-CLOSING PERIOD RETURNS"). The Seller Entities shall pay, or cause to be paid, all Taxes with respect to Pre-Closing Period Returns. The Seller Entities shall timely file, or cause to be timely filed, all such Pre-Closing Period Returns of or including the Acquired Companies that are due on or before the Closing Date (giving effect to any extensions thereto), and shall pay, or cause to be paid, all Taxes with respect to all such Pre-Closing Period Returns.


                                    (B) The Seller Entities shall prepare and
         provide the Purchaser with Pre-Closing Period Returns, other than Pre-Closing Period Returns that are described in Section 9.6(b)(ii), that are due after the Closing Date (giving effect to any extensions thereto) at least ten (10) business days prior to the due date thereof. In connection with the Seller Entities preparation of such Pre-Closing Period Returns, at the request of the Parent, the Consolidated Subsidiaries (as defined below) will timely furnish Tax information to the Parent for inclusion in such Tax Returns in accordance with the Consolidated Subsidiaries' past custom and practice. The Purchaser shall have the right to review and comment on such

         Tax Returns (including any amended returns) prior to filing, and the parties shall resolve in good faith, and make any appropriate changes to such Tax Returns with respect to, any issues arising as a result of such review and comment process. Promptly upon the finalization of such Tax Returns and in any case prior to the time such Tax Return is required to be filed, the Seller shall deliver to the Purchaser (i) an original of such Tax Return and (ii) a check payable to the appropriate taxing authority in the amount of any Taxes shown as due thereon. If the Seller timely delivers such Tax Return and check payable to the appropriate tax authority as provided in the previous sentence, the Purchaser shall cause such Pre-Closing Period Returns to be executed by the appropriate officer and shall file such Returns, together with the appropriate payment, on a timely basis.

                           (ii) The Parent will include the income of each of the Acquired Companies which is a member of the Parent Tax Group (the "CONSOLIDATED SUBSIDIARIES") (including any deferred income triggered into income by Treasury Regulation Section 1.1502-13 and Treasury Regulation Section 1.1502-14 and any excess loss accounts taken into income under Treasury Regulation Section 1.1502-19 or any similar provisions of state, local or foreign law) on the Parent consolidated federal income Tax Returns and any consolidated, combined, or unitary (or similar) state, local or foreign income Tax Returns for all periods through the Closing Date in accordance with the Parent's and Consolidated Subsidiaries' past custom and practice and pay any income Taxes attributable to such income. At the request of the Parent, the Consolidated Subsidiaries will timely furnish Tax information to the Parent for inclusion in such Tax Returns in accordance with the Consolidated Subsidiaries' past custom and practice. The Parent will provide to Purchaser with copies of such Tax Returns at least ten (10) business days prior to the due date thereof (giving effect to any extensions thereto) and will allow the Purchaser an opportunity to review and comment upon such Tax Returns (including any amended returns) to the extent that they relate to the Consolidated Subsidiaries, and the parties shall resolve in good faith any issues arising as a result of such review. The income of the Consolidated Subsidiaries will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Consolidated Subsidiaries as of the end of the Closing Date.

                           (iii) The Purchaser shall prepare, or cause to be prepared, and shall file, or cause to be filed, on a timely basis all Tax Returns of or including each Acquired Company for the Straddle Period (the "STRADDLE PERIOD RETURNS"). The Purchaser shall pay, or cause to be paid, all Taxes shown to be due on such Tax Returns.

                           (iv) Any Tax refunds that are received by the Purchaser (or to the extent such refund is payable but not paid due to such refund being offset against other Taxes of the Purchaser, any amounts credited against Taxes of the Purchaser with respect to such refunds) arising from taxable periods of the Acquired Companies ending on or before the Closing Date shall be for the account of the Seller, and the Purchaser shall pay over to the Seller any such refund (or credit against, as the case may be) within 15 days after receipt thereof.


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


                           (v) The Purchaser shall provide the Parent with copies of any Straddle Period Returns at least ten (10) business days prior to the due date thereof (giving effect to any extensions thereto), accompanied by a statement calculating in reasonable detail the Parent's indemnification obligation pursuant to SECTION 9.6(c) hereof (the "INDEMNIFICATION STATEMENT"). The Parent shall have the right to review such Straddle Period Returns and Indemnification Statement prior to the filing of such Straddle Period Returns. If the Parent disputes any amounts shown due on such Tax Returns or the amount calculated in the Indemnification Statement, the Parent and the Purchaser shall consult and resolve in good faith any issues arising as a result of the review of such Straddle Period Return and Indemnification Statement. If the Parent agrees to the Indemnification Statement amount, the Parent shall pay to the Purchaser an amount equal to the Taxes shown on the Indemnification Statement not later than three days before the due date (including any extensions thereof) for payment of Taxes with respect to such Straddle Period Return. If the Parties are unable to resolve any dispute within five (5) business days after the Parent's receipt of such Straddle Period Return and Indemnification Statement, the Purchaser and the Parent will jointly retain the Firm as selected pursuant to Section 2.4(a) to resolve any such disputes and the Firm shall resolve any such issues in dispute as promptly as practicable. If the Firm is unable to make a determination with respect to any disputed issue prior to the due date (including any extensions) for the filing of the Straddle Period Return in question, (A) the Purchaser shall file, or shall cause to be filed, such Straddle Period Return without such determination having been made and (B) the Parent shall pay to the Purchaser, not later than three days before the due date (including any extensions thereof) for the payment of Taxes with respect to such Straddle Period Return, an amount determined by the Parent as the proper amount chargeable to the Parent pursuant to this SECTION 9.6. Upon delivery to the Parent and the Purchaser by the Firm of its determination, appropriate adjustments shall be made to the amount paid by the Parent in accordance with the immediately preceding sentence in order to reflect the decision of the Firm. The determination by the Firm shall be final, conclusive and binding on the parties.

                           (vi)     If a notice of deficiency, proposed
          adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim (a "TAX CLAIM") shall be delivered, sent, commenced, or initiated to or against Purchaser or any of the Acquired Companies by any Taxing authority with respect to Taxes that results in or may result in a loss for which indemnification may be claimed from the Seller Entities under this Agreement, Purchaser shall promptly (but in any event within 15 days after receipt of such Tax Claim) notify Parent of such Tax Claim. Parent shall have the sole right to represent the Acquired Companies' interests and to employ counsel of its choice at its expense with respect to any such Tax Claim; PROVIDED THAT in the case of any Tax Claim relating to any Tax for any Straddle Period Return which each of Purchaser and Parent may be liable, Purchaser and Parent shall each be entitled to participate at their own expense in such Tax Claim to the extent it relates to a Tax for which such party bears liability pursuant to this Section 9.6. No party may settle or otherwise dispose of any Tax Claim for which another party may have a liability under
          Section 9.6 without the prior written consent of such other party, which consent may not be unreasonably withheld.

                           (vii) The Parent will not elect to retain any net operating loss carryovers or capital loss carryovers of the Consolidated Subsidiaries under Treasury Regulation Section 1.1502-20(g). The Purchaser shall not carryback any post-acquisition Tax attribute of any of the Consolidated Subsidiaries into any of the Parent's consolidated, combined, or unitary (or similar) Tax Return.

                           (viii) The Seller Entities and the Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund), including maintaining and making available to each other employees and all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

                           (ix)     Notwithstanding any other provisions of
          this Agreement to the contrary, all sales, use, transfer, gains, stamp, duties, recording and similar Taxes incurred in connection with the transactions contemplated by this Agreement shall be paid equally by the Seller and the Purchaser. The Seller shall file or cause to be filed all necessary Tax Returns and other documentation with respect to such Taxes and the Seller and the Purchaser shall share equally the expense of such filings. If required by applicable law, the Purchaser will join in the execution of any such Tax Returns or such other documentation.

                           (x) All Tax allocation, Tax sharing or similar agreements to which any of the Acquired Companies are bound shall be terminated as of the time of the Closing and, after such time, neither of the Purchaser nor any of Acquired Companies shall be bound thereby or have any liability thereunder.

                  (c)      TAX INDEMNIFICATION.

                           (i) From and after the Closing Date, the Seller Entities shall protect, defend, indemnify and hold harmless the Purchaser, the Acquired Companies and their Affiliates from any and all Taxes imposed on the Purchaser or any of the Acquired Companies and any Loss resulting from (A) for all taxable periods (or portions thereof) beginning before and ending on or prior to the Closing Date, including, without limitation, any Taxes imposed as a result of the
          Section 338(h)(10) Election, (B) the several liability of any of the Acquired Companies pursuant to Treas. Reg. Section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of its having been a member of any consolidated, combined or unitary group on or prior to the Closing Date, (C) its ceasing to be a member of the Parent Tax Group, (D) the breach of any of the Parent Tax Group's covenants set forth in this Section 9.6, (E) breaches of representations and warranties in Section 5.10, or (F) any Tax allocation or Tax sharing or similar agreement, as a transferee or successor, by contract or otherwise. The indemnification under this
          Section 9.6(c) and the indemnification for Taxes set forth elsewhere in Section 9.6 hereof shall not be subject to the indemnification Basket and Cap forth in Section 8.2(b).

                           (ii) For purposes of SECTION 9.6(c)(i), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax which relates to the portion of such Tax period beginning before and ending on the Closing Date shall (A) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period and (B) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.

                  (d) SECTION 338(h)(10) ELECTION. The Parent, at the request of the Purchaser, will join with the Purchaser in making a timely election under Code Section 338(h)(10) (and any corresponding elections under state, local, or foreign tax law) (collectively, the "SECTION 338(h)(10) ELECTION") with respect to the purchase and sale or deemed purchase and sale of the stock of any or all of the Acquired Companies hereunder. The Parent will pay any Tax attributable to the making of the Section 338(h)(10) Election and will indemnify the Purchaser and the Acquired Companies against any Losses arising out of any failure to pay such Tax. The Purchaser shall prepare Internal Revenue Service Form 8023 with respect to the Acquired Companies and such other forms and schedules as are necessary or required to the make the Section 338(h)(10) Election, and, subject to the Parent's approval, which shall not be unreasonably withheld, the Parent and the Purchaser shall execute such Form 8023 and such other forms and schedules, and shall take all such other acts as are necessary to make or perfect such Section 338(h)(10) Election.

                  (e) ALLOCATION OF PURCHASE PRICE. The Parties agree that the purchase price for and the liabilities of the Consolidated Subsidiaries (plus other relevant items) will be allocated to the assets of the Consolidated Subsidiaries for all Tax purposes in accordance with Section 338 of the Code and the regulations thereunder and the procedures set forth on the "ALLOCATION SCHEDULE" attached hereto. The Purchaser, the Consolidated Subsidiaries, the Parent and their Affiliates shall file all Tax Returns (including, but not limited to Internal Revenue Service Form 8594 and any other corresponding state and local forms) required by applicable law in connection with such allocation.

         SECTION 9.7       LEGEND FOR THE RESTRICTED SECURITIES.

                  (a) Restricted Securities are transferable only pursuant to (i) public offerings registered under the Securities Act, (ii) Rule 144 or Rule 144A of the Securities and Exchange Commission (or any similar rule or rules then in force) if such rule is available and (iii) subject to the conditions specified in Section 9.7(b) below, any other legally available means of transfer.

                  (b) In connection with the transfer of any Restricted Securities (other than a transfer described in clauses (i) or (ii) of Section 9.7(a) above), the holder thereof shall deliver written notice to the Purchaser describing in reasonable detail the transfer or proposed transfer, together with an opinion of counsel which (to the reasonable satisfaction of the Purchaser) is knowledgeable in securities law matters to the effect that such transfer of Restricted Securities may be effected without registration of such Restricted Securities under the Securities Act. In addition, if the holder of the Restricted Securities delivers to the Purchaser an opinion of counsel that no subsequent transfer of such Restricted Securities shall require registration under the Securities Act, the Purchaser shall promptly upon such contemplated transfer deliver new certificates for such Restricted Securities which do not bear the Securities Act legend set forth in
Section 9.7(d). If the Purchaser is not required to deliver new certificates for such Restricted Securities not bearing such legend, the holder thereof shall not transfer the same until the prospective transferee has confirmed to the Purchaser in writing its agreement to be bound by the conditions contained in this Section 9.7(b) and Section 9.7(d) below.

                  (c) If any Restricted Securities become eligible for sale pursuant to Rule 144(k), the Purchaser shall, upon the request of the holder of such Restricted Securities, remove the legend set forth in
Section 9.7(d) below from the certificates for such Restricted Securities.

                  (d) Each certificate or instrument representing Restricted Securities shall be imprinted with a legend in substantially the following form:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS RELATING TO SECURITIES LAWS SPECIFIED IN THE STOCK PURCHASE AGREEMENT, DATED AS OF JANUARY 18, 2001, AS AMENDED AND MODIFIED FROM TIME TO TIME, BY AND AMONG THE ISSUER AND CERTAIN INVESTORS, AND THE ISSUER RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE."

Notwithstanding any of the foregoing in this Section 9.7, the Purchaser acknowledges and agrees that the Restricted Securities owned by the Seller Entities will be pledged as collateral under the Parent Credit Agreement or any replacements or refinancings thereof and that no further action, permission or opinions are required to be given by the Seller Entities to the Purchaser to pledge the Restricted Securities under the Parent Credit Agreement or any replacements or refinancings thereof.

         SECTION 9.8 COMPANY EMPLOYEES. As of the Closing Date, the Company shall continue to maintain the Company's group health plan for the benefit of its employees. Employees of the Company who participate in such plan will continue to be eligible to participate in such plan and all payments made by such employees toward deductible, out-of-pocket and co-payment obligation limits under such plan for the plan year which includes the Closing Date will continue to be recognized under such plan. The Company will also recognize past service with the Company for eligibility and vesting purposes under the Company's benefit plans.

         SECTION 9.9 SELLER NOTE MATTERS. If (i) the Seller Note B Amount is greater than zero and (ii) the Senior Credit Facility is further syndicated during the twelve month period following the Closing Date such that the Senior Debt Financing Amount after such further syndication exceeds the Senior Debt Financing Amount on the Closing Date, then the Company shall make a prepayment on the Seller Note B (such prepayment to be applied first in payment of accrued and unpaid interest and second in repayment of outstanding principal) in an amount equal to the lesser of (A) the outstanding principal balance and accrued and unpaid interest on the Seller Note B and (B) the product of (i) the Senior Debt Financing Amount after such further syndication MINUS the Senior Debt Financing Amount on the Closing Date and (ii) the quotient of five divided by nine; provided, however, that the Company shall not be obligated to make such prepayment at any time when the Company is in default under the Senior Credit Facility or any replacement thereof. Any repayment of a Seller Note required to be made by the Company pursuant to this Section 9.9 shall be made within three business days of the time when the Company has increased the Senior Credit Facility as contemplated above in an amount to make such payment. Notwithstanding any rights the Seller (or other holders of the Seller Notes) may have to receive payments in priority over the Purchaser's other subordinated lenders and investors, the Seller hereby agrees that the Company may grant to its other investors and subordinated lenders the right to be paid the portion of any increase in the Senior Debt Financing Amount referred to above that is not required to be paid to the holder of the Seller Note B pursuant to this SECTION 9.9; provided, however, that the Seller (or other holders of the Seller Note B) shall be paid pursuant to this Section on a pari passu basis with such other investors and subordinated lenders.

         SECTION 9.10 USE OF MAGELLAN NAME. The Purchaser agrees and acknowledges that the Acquired Companies have no rights to use the "Magellan" name. From and after the Closing, the Purchaser shall not use or permit any of the Acquired Companies to use in any manner whatsoever the "Magellan" name (or any variation thereof) and shall promptly remove all trade dress, physical characteristics, color combinations and other indications of operation under the Magellan name, including, without limitation, signage, from any premises from or at which the businesses of the Acquired Companies are operated.

         SECTION 9.11 INSURANCE MATTERS. The Seller Entities covenant and agree as follows:

                  (a) the Seller Entities will continue to maintain the insurance policies that are required to be set forth on the INSURANCE SCHEDULE (the "INSURANCE POLICIES") (or if such policies are terminated, substantially equivalent policies) for the benefit of the Acquired Companies, with respect to occurrences prior to the Closing Date, regardless of whether claims are brought prior to or after the Closing Date;

                  (b) except to the extent after the Closing that the Acquired Companies do not comply with the terms of the Insurance Policies which are applicable to them, the Acquired Companies will continue to enjoy substantially the same rights and benefits under the Insurance Policies after the Closing, with respect to occurrences prior to the Closing, regardless of whether claims are brought prior to or after the Closing;


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


                  (c) except to the extent after the Closing that the Acquired Companies do not comply with the terms of the Insurance Policies which are applicable to them, the Acquired Companies will have the right to tender all claims for all occurrences that occur prior to the Closing Date to the Insurance Policies regardless of when the claim is brought;

                  (d) the Seller Entities will use their reasonable best efforts to assist the Acquired Companies in tendering claims to the applicable insurers under the Insurance Policies and to provide the Acquired Companies with proceeds in a timely fashion of all claims made by or with respect to the Acquired Companies under the Insurance Policies;

                  (e) the Acquired Companies will use their reasonable best efforts to assist the Seller Entities in tendering claims to the applicable insurers under the Insurance Policies;

                  (f) the Seller Entities will be responsible for satisfying any deductibles, retentions and other retained amounts on insurance coverage with respect to all claims made under the Insurance Policies; and

                  (g) the Parent shall purchase, at its own cost and expense, prior to the Closing Date, for the benefit of the Acquired Companies, an insurance policy (or an extension of an existing policy) that has the effect of making the general and professional liability insurance of the Acquired Companies an occurrence based policy for all dates prior to the Closing Date (e.g., the Parent shall purchase a "tail" to the claims made based professional liability policy that began in June 2000) and the Acquired Companies shall have the right to make claims under such newly purchased insurance policy as provided in this Section 9.11 as if such insurance policy were an Insurance Policy for purposes of this Section 9.11.

                           ARTICLE X -- MISCELLANEOUS

         SECTION 10.1 AMENDMENT AND WAIVER. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon a Party only if such amendment or waiver is set forth in a writing executed by the Purchaser and the Seller. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend, or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

         SECTION 10.2 NOTICES. All notices, demands, and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given, (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by telex, facsimile or other wire transmission, (iii) three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one day after being deposited with a reputable overnight courier. Notices, demands, and communications to the Parties shall, unless another address is specified in writing, be sent to the address or telecopy number indicated below:


NOTICES TO THE PARENT OR THE SELLER
OR, BEFORE THE CLOSING, NOTICES TO THE COMPANY:      WITH A COPY TO
----------------------------------------------       --------------
c/o Magellan Health Services, Inc.                   Dow, Lohnes & Albertson, PLLC
6950 Columbia Gateway Drive                          One Ravinia Drive
Suite 400                                            Suite 1600
Columbia,  M.D.  21046                               Atlanta, GA 30346
Attention:  Mark S. Demilio                          Attention:  John W. McNamara, Esq.
Fax No. (410) 953-5200                               Fax No. (770) 901-8874

NOTICES TO THE PURCHASER
OR, AFTER THE CLOSING, NOTICES TO THE COMPANY:       WITH A COPY TO:
---------------------------------------------        --------------

c/o Madison Dearborn Partners                        Kirkland & Ellis
Three First National Plaza, Suite 3800               200 East Randolph
Chicago, Illinois 60602                              Chicago, Illinois 60601
Attention: Timothy Sullivan                          Attention:  Sanford E. Perl, Esq.
Fax No. (312) 895-1001                               Fax No. (312) 861-2200



         SECTION 10.3 BINDING AGREEMENT; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties; provided that

                  (a) the Purchaser may assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its Affiliates; provided that the Purchaser will nonetheless remain liable for all of its obligations hereunder;

                  (b) the Purchaser and the Company may each assign its rights under this Agreement for collateral security purposes to any lender providing financing to the Purchaser, the Company, or any of their Affiliates and any such lender may exercise all of the rights and remedies of the Purchaser and the Company hereunder; and

                  (c) the Purchaser and the Company may assign its rights under this Agreement, in whole or in part, to any subsequent purchaser of the Purchaser or any Acquired Company or any material portion of its assets (whether such sale is structured as a sale of stock, a sales of assets, a merger, or otherwise); provided that the Purchaser and the Company will nonetheless remain liable for all of its obligations hereunder.

         SECTION 10.4      SEVERABILITY. Except as otherwise provided in
SECTION 9.5(a), whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

         SECTION 10.5 NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

         SECTION 10.6 CAPTIONS. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize, or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

         SECTION 10.7 ENTIRE AGREEMENT. This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

         SECTION 10.8 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

         SECTION 10.9 GOVERNING LAW. All questions concerning the construction, validity, and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Illinois.

         SECTION 10.10 JURISDICTION AND CONSENT TO SERVICE. Without limiting the jurisdiction or venue of any other court, each of Parties (a) agrees that any suit, action or proceeding arising out of or relating to this Agreement may be brought solely in the state or federal courts of Illinois; (b) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement; (c) waives any objection which it may have to the laying of venue in any such suit, action or proceeding in any such court; and (d) agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process.

         SECTION 10.11 PARTIES IN INTEREST. Nothing in this Agreement, express or implied, is intended to confer on any Person, other than the Parties and their respective successors and assigns, any rights or remedies under or by virtue of this Agreement.

                                  *  *  *  *  *


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



                  IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first written above.



                                  NATIONAL MENTOR, INC.

                                  By:    /s/ Greg Torres
                                         -------------------------------------
                                  Its:   President
                                         -------------------------------------


                                  MAGELLAN HEALTH SERVICES, INC.

                                  By:    /s/ Mark S. Demilio
                                         -------------------------------------
                                  Its:   EVP, Finance & Legal
                                         -------------------------------------


                                  MAGELLAN PUBLIC NETWORK, INC.

                                  By:    /s/ Mark S. Demilio
                                         -------------------------------------
                                  Its:   VP & Asst. Secretary
                                         -------------------------------------

                                  NATIONAL MENTOR HOLDINGS, INC.

                                  By:    /s/ Timothy Sullivan
                                         -------------------------------------
                                  Its:   President
                                         -------------------------------------